UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10
(Amendment No. 1)

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

TECHMEDIA ADVERTISING, INC.
(Exact name of registrant as specified in its charter)

Nevada	98-0540833
(State or other Jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

6, Shenton Way #21-08 OUE Downtown
Singapore	068809
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: +65-65572516

Securities registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Shares, $0.001 par value
(Title of class)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (do not check if a smaller reporting company)	Smaller reporting company [X]

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       [   ]

REFERENCES

As used in this registration statement on Form 10 (the “Registration Statement”): (i) the terms the “Registrant”, “we”, “us”, “our”, “TechMedia” and the “Company” mean TechMedia Advertising, Inc.; (ii) “SEC” refers to the Securities and Exchange Commission; (iii) “Securities Act” refers to the United States Securities Act of 1933, as amended; (iv) “Exchange Act” refers to the United States Securities Exchange Act of 1934, as amended; and (v) all dollar amounts refer to United States dollars unless otherwise indicated.

NOTE ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this Registration Statement on Form 10 constitute “forward-looking statements.” These statements appear in a number of places in this Registration Statement and documents included herein and include statements regarding the Registrant’s intent, belief or current expectation and that of the Registrant’s officers and directors. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Registrant’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In certain cases, forward-looking statements can be identified by the use of words such as “believe”, “intend”, “may”, “will”, “should”, “plans”, “anticipates”, “believes”, “potential”, “intends”, “expects” and other similar expressions. These statements are based on the Registrant’s current plans and are subject to risks and uncertainties, and as such the Registrant’s actual future activities and results of operations may be materially different from those set forth in the forward-looking statements. Any or all of the forward-looking statements in this Registration Statement may turn out to be inaccurate and as such, you should not place undue reliance on these forward-looking statements. The Registrant has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. The forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and assumptions due to a number of factors, including, dependence on key personnel, competitive factors, the operation of the Registrant’s intended business, and general economic conditions in the United States and Singapore. These forward-looking statements speak only as of the date on which they are made. The Registrant assumes no obligation to update or to publicly announce the results of any change to any of the forward-looking statements contained or included herein to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements, other than where a duty to update such information or provide further disclosure is imposed by applicable law, including applicable United States federal securities laws. In addition, the Registrant cannot assess the impact of each factor on its intended business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to the Registrant or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this Registration Statement. Important factors that you should also consider, include, but are not limited to, the factors discussed under “Risk Factors” in this Registration Statement.

ITEM 1. BUSINESS

General

We were incorporated in the State of Nevada under the name “Ultra Care, Inc.” on January 30, 2007. Effective February 17, 2009, we completed a merger with our wholly-owned subsidiary, TechMedia Advertising, Inc. As a result, we have changed our name from “Ultra Care, Inc.” to “TechMedia Advertising, Inc.”

In addition, effective February 17, 2009, we effected a forward stock split or our authorized, issued and outstanding common stock on a basis of one (1) old share for twenty-two (22) new shares. As a result, our authorized capital increased from 50,000,000 shares of common stock to 1,100,000,000 shares of common stock.

Our head and principal office is located at 6, Shenton Way #21-08 OUE Downtown, Singapore 068809. Our registered agent in the State of Nevada is Nevada Agency and Transfer Company located at 50 West Liberty Street, Suite 880, Reno, Nevada 89501.

Our original business plan was to service the healthcare industry and provide prospective employers with reliable recruitment, screening, and placement services by developing an innovative web-based service to match foreign-based nurses who are looking to work in the United States and Canada with healthcare employers located in the United States and Canada. However, in 2009, we adopted a new business plan that entailed entering into the streaming digital media advertising business in India through a joint venture company to be formed in India as well as through our indirectly owned subsidiary, TechMedia Advertising (India) Private Limited (“TM India”). In the fall of 2009, we, through our wholly owned subsidiary, TechMedia Advertising Mauritius (“TM Mauritius”) entered into a Joint Venture Development and Operating Agreement (the “JV Agreement”) with Peacock Media Ltd. (“PML”), a company incorporated under the laws of India, to form a new private Indian joint venture company where we would indirectly own 85% and PML would own 15%. We intended for the joint venture company to operate the business of displaying mobile digital advertising platforms in public transportation vehicles such as long-distance buses and trains in India where such transportation vehicles would display third-party commercial content and advertisements for a fee. However, in early 2011, we decided to discontinue the operations with respect to the JV Agreement and TM India. Our subsidiary TM Mauritius was struck from the corporate register in Mauritius on December 1, 2013. In addition, our subsidiary TM India was dissolved on January 7, 2014.

Under SEC Rule 12b-2 under the Securities Act, we qualify as a “shell company,” because we have no or nominal assets (other than cash) and no or nominal operations at this time.

On December 16, 2016, we entered into a binding and definitive share exchange agreement (the “Share Exchange Agreement”) with IBASE Technology Private Limited (“IBASE”), a company organized under the laws of Singapore, and all of the shareholders of IBASE, whereby we have agreed to acquire 100% of the issued and outstanding shares in the capital of IBASE in exchange for the issuance of an aggregate of 18,998,211 post-reverse stock split shares of our common stock to the shareholders of IBASE on a pro rata basis in accordance with each IBASE shareholders’ percentage of ownership in IBASE. Our reverse stock split required as a condition precedent to closing the Share Exchange Agreement shall be on a basis of one (1) new share for each five (5) old shares, which is to be completed prior to the closing of the Share Exchange Agreement. Among other closing conditions, the Share Exchange Agreement is subject to the following material conditions precedent:

(a)

the Company having filed a Form 10 registration statement with the SEC to have its shares of common stock registered pursuant to Section 12(g) of the Exchange Act and the Company being subject to the reporting requirements of Section 13(a) of the Exchange Act;

(b)	Mr. Alan Goh having resigned from the position of Secretary and a Director of the Company to be effective upon closing;

(c)	Mr. William Goh having resigned from the positions of President, CEO, CFO and Treasurer of the Company to be effective upon closing;

(d)	the Company appointing Ernest Kok-Yong Ong as the President and CEO of the Company and Willie Lian as the CFO, Treasurer and Secretary of the Company to be effective upon closing; and

(e)	on or prior to closing, the Company shall take all action necessary to:

(i)	cause the number of directors that will comprise the full board of directors of the Company effective as of immediately following the closing to be fixed at three;

(ii)	cause the board of directors of the Company effective immediately following the closing to consist of Ernest Kok-Yong Ong, Willie Lian and William Goh, and

(iii)	cause the individuals identified or designated pursuant to the preceding clause (ii) to be appointed to the Board of Directors of the Company effective immediately following the closing.

Pending satisfaction of the closing conditions of the Share Exchange Agreement, IBASE will become a wholly owned subsidiary of the Company and the shareholders of IBASE will become our shareholders. This transaction is commonly referred to as a Reverse Take-Over (“RTO”) and effectively upon closing, IBASE shareholders will hold more than 50% of our post-closing outstanding shares, not including the shares to be issued by us pursuant to any financing for working capital purposes prior to the closing of the Share Exchange Agreement. With respect to our shares of common stock to be issued to the shareholders of IBASE, we intend to rely on the exemption from registration under the Securities Act provided by Rule 903 of Regulation S based on the representations and warranties of the shareholders of IBASE contained in the Share Exchange Agreement.

On March 31, 2017, we entered into an extension agreement (the “Extension Agreement”) to the Share Exchange Agreement with IBASE and all of the shareholders of IBASE, whereby the parties agreed to extend the Closing Date (as defined in the Share Exchange Agreement) to March 31, 2018 and the Latest Closing Date (also as defined in the Share Exchange Agreement) to April 30, 2018.

On March 31, 2018, we entered into an amended share exchange agreement (the “Amended Share Exchange Agreement”) with IBASE and all of the shareholders of IBASE, whereby the parties agreed further amend the Closing Date to be on or before December 15, 2018 and the Latest Closing Date to be December 31, 2018, subject to any extensions of 15 days per extension as mutually agreed to by the parties, as well as to reflect the convertible note financing (the “Convertible Notes”) of IBASE of up to US$3,500,000, which upon closing of the Amended Share Exchange Agreement the Convertible Notes will automatically convert into shares of our common stock at a price of US$0.90 per share (up to a maximum of 3,888,889 shares of our common stock).

On September 22, 2017, we effected a reverse stock split of our authorized and outstanding shares of common stock on a basis of one (1) new share of common stock for each five (5) old shares of common stock. As a result of the reverse stock split, our authorized capital decreased from 1,100,000,000 shares of common stock with a par value of $0.001 per share to 220,000,000 shares of common stock with a par value of $0.001 per share, and correspondingly our issued and outstanding capital decreased from 48,327,371 shares of common stock to approximately 9,665,474 shares of common stock.

Our independent auditors’ report accompanying our July 31, 2018 and 2017 financial statements contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our financial statements have been prepared assuming that we will continue as a going concern, which contemplates that we will realize our assets and satisfy our liabilities and commitments in the ordinary course of business.

Intercorporate Relationships

We currently do not have any subsidiaries, however, upon closing of the Share Exchange Agreement, IBASE Technology Private Limited will become our wholly-owned subsidiary.

Business Operations

At this time we do not have any current business operations other than completing due diligence on IBASE and working on satisfying the conditions precedent in order to close the Share Exchange Agreement to acquire 100% of the issued and outstanding shares in the capital of IBASE. Upon completion of the acquisition of IBASE, the business of IBASE will become our business. The following information in this Form 10 registration statement about IBASE has been provided by management of IBASE and prepared pursuant to consultation between us and the management of IBASE.

IBASE

IBASE was incorporated on May 13, 1999, pursuant to the laws of Singapore. The current directors of IBASE are Ernest Kok-Yong Ong (managing director) and Willie Lian. Mr. Foot Hin Wong is the Secretary of IBASE. The authorized capital stock of IBASE consists of 1,000,000 ordinary shares each with a par value of SGD$1.00, of which 325,000 shares are issued and outstanding.

IBASE ‘s head office is in Singapore located at No. 19, Kallang Ave, #04-151, Singapore 339410.

Description of Business

IBASE is in the business of being a solution provider of cloud-enabled real estate and facility management, financial management, security and enterprise turn-key systems/solutions for business-to-government, business-to-business and business-to-consumer. IBASE’s web-based management solution UBERIQTM has been adopted by multiple enterprises internationally. The IBASE software technology is comprehensive and represents cutting edge technology made simple to use.

IBASE’s solutions help generate positive gains and returns in the following areas:

•	Financial & Tax management
•	Property management
•	Lease, rental and MCST* management
•	Facility and asset management
•	MyTenantWorld Web Portal
•	Mobile applications

*MCST – stands for Management Corporation Strata Title. It is a company or individual appointed to manage a real estate property that a company or individual owns. Manage of real estate property involves the maintaining good security, upkeeping commercial facilities, regulating rules, etc. IBASE’s solution aims to improve the operation challenges.

Principal Products and Services

IBASE’s main product offerings are UBERIQTM and MyTenantWorld.

UBERIQTM

UBERIQTM is a state-of-art web-enabled business management system that readily delivers the latest and smartest features to empower a customer’s employees to operate multiple management activities such as billing, leasing, documentation, financial management, customer relationship and facilities management at optimum efficiency and effectiveness. UBERIQTM has led the industry by responding quickly to industry changes and constant innovation, becoming the premier application for the property and facilities management industry.

UBERIQTM features modular solutions, true web solutions, simplified solutions and globalization support. UBERIQTM comprises of more than 1,000 in-house developed applications that are intelligently designed and developed to operate in modularly. Each module can function as a standalone or efficiently integrate with other modules. IBASE’s customers only purchase the modules they require resulting in cost savings for the customer. UBERIQTM is 100% web-enabled. An entry level computer with internet connectivity is able to access our suite of powerful applications efficiently, which eliminates the need to acquire expensive equipment and complex multi-location deployments. UBERIQTM is intuitive and easy to use, which was a result of investing a massive amount of man-day efforts in researching how IBASE customers interact with its solutions and development an intuitive user experience and interface, which eliminates intensive system training programs and re-training to held IBASE clients achieve time and cost savings. The ability to extend a customer’s businesses globally is simplified by using UBERIQTM Solution as the business management platform. The system supports multiple languages, currencies and is customizable to quickly adapt to different business conditions in foreign markets. UBERIQTM is a truly comprehensive solution that uniquely provides critical local market functionalities to help businesses expand across borders easily.

UBERIQTM Online Facility & Property Asset Management System

UBERIQTM Online Facility & Property Asset Management System provides the customer with fast, reliable and comprehensive facility and asset lifecycle planning, utilization monitoring, expense control, vendor contract management and real-time analysis capabilities. In addition, it enables the customer to extend the appropriate information and business workflow so that the customer can improve the efficiency of its existing facility and asset management processes.

The advantages of the UBERIQTM Online Facility & Asset Management System are as follows:

•	Allows a service request module to be easily implemented as a helpdesk system for the recording of complaints, viewing of historical information and dissemination of work orders;
•

Provides comprehensive vendor contract management tools that stores all contracted information of appointed vendors. The collective information such as tender details, award details, schedule-of-rates, service types, and related documents are stored securely to form a powerful knowledge based system for business decisions; and

•

Allows property manages to pre-define the service provider, criticality, personnel involved and contact number, etc. for every problem code that is created in the system. The availability of such information enables the system to establish an automated problem escalation workflow to issue a works order (and SMS alerts) based on a specific fault reported.

The key benefits of the UBERIQTM Online Facility & Asset Management System are as follows:

•	Centralized monitoring of the customer’s facilities and asset maintenance plans for multiple properties;
•	Detailed tracking of facilities and asset locations, historical utilization rate and maintenance status to enable optimal lifecycle planning activities;
•	Systematic control of procurement process with tight control on schedule-of-rates;
•	Accurate budget control of expenses that can be integrated with UBERIQTM Financial Management Solutions; and
•	Ability to make the right decisions at the shortest time to maximize proper utilization of available resources.

UBERIQTM Online Property Leasing Management System

UBERIQ™ Online Property Leasing Management System is the most intuitive and comprehensive lease administration system available in the market to provide the customer with fast and reliable lease management capabilities such as tenancy contracting, operation workflows, utility tracking, rental tabulation and real-time data analysis, etc. As a result, the customer will be able to achieve a highly automated leasing management process regardless of the number of properties, size or locations.

The advantages of the UBERIQTM Online Property Leasing Management System are as follows:

•

Keeps track of fine details of each tenancy transactions and activities. The efficient centralized data storage helps establish the backbone knowledge base that is mandatory for the call centre support function. With accurate and quick retrieval of a relevant tenancy record, it is easier to achieve optimal customer service- level;

•

Designed to manage more than the usual lease management accounting processes alone, the customer receives integrated tenant operation functions as a standard feature to access a comprehensive suite of tenant relations management functions; and

•	Seamlessly integrated with the MyTenantWorld web portal. All lease billing, tenant operations information and payment transaction details are published on the securely encrypted property web portal.

The key benefits of the UBERIQTM Online Property Leasing Management System are as follows:

•	Allows the customer to obtain a holistic view of its property lease management process;
•	Real-time tracking of rental income, lease expiry and arrears, etc.;
•	Streamline and automation of lease management processes;
•	Integrated tenant relations management workflows; and
•	Provides accurate insight of your average rental rates per work space.

UBERIQTM Online Strata Manager System

UBERIQTM Online Strata Manager System provides the customer (and its valued residents/tenants) with fast, reliable and comprehensive range of innovative e-Services that empower the customer (the property manager) to extend the most appropriate information and automated online services, to achieve enhanced customer experience.

The advantages of the UBERIQTM Online Strata Manager System are as follows:

•	With the UBERIQ™ Strata Management Tools the property manager is able to mass disseminate official announcements and publish property-related information onto the web portal;
•	UBERIQ™ is a modular but tightly integrated management system that offers unmatched enterprise efficiency; and
•	Billing functions to assist property manager to efficiently generate electronic payment statements so that tenants achieve paperless operation.

The key benefits of the UBERIQTM Online Strata Manager System are as follows:

•	Allows the customer to obtain a holistic view of its property activities and status;
•	Tracking of tenant and resident requests and feedback actively;
•	Provides greater insight of the customer’s facilities utilization per week accurately thereby improving the management ability to make the right decisions at the shortest time;
•	Dashboard alerts;
•	Web content management;
•	Online feedback and applications;
•	Facility/Event booking;
•	View invoices and statements;
•	Payments/Refunds/Receipts.

UBERIQTM Online Financial & Tax Management System

UBERIQTM Online Financial & Tax Management System provides the customer with fast, reliable and comprehensive accounting, financial reporting and real-time analysis capabilities, enabling the customer to extend the appropriate information and business workflows so that it is able to improve the overall efficiency of its existing accounting management processes.

The advantages of the UBERIQTM Online Financial & Tax Management System are as follows:

•	The dashboard information serves as an important tool to trigger alerts and deliver the latest relevant information to designated users for immediate response and decision-making;
•

Intuitive and user-friendly system design utilizing integrated form wizards and data validation functions to intelligently guide users through step-by-step instructions in creating documents allowing the end-users to eliminate the need to refer to user-manuals when using the system; and

•	Supports multiple currencies and languages to establish an effective centralized accounting management system critical in managing multi-geographical business deployments.

The key benefits of the UBERIQTM Online Financial & Tax Management System are as follows:

•	Accuracy and clarity of the customer’s finances at its fingertips;
•	Improve the efficiency of the client’s financial operations to enable optimal strategic planning;
•	Ability to manage cash flow accurately in real-time;
•	Ensure regulatory compliance with our approved system;
•	Fast data mining capabilities to provides greater insight of the customer’s financial performance; and
•	Improve management’s ability to make the right decisions in a shorter period of time.

MyTenantWorld

What is MyTenantWorld?

MyTenantWorld is Asia’s leading condominium application and IBASE is reinventing the way residents live and how property managers manage their condos through innovative design and IoT [NTD: What is IoT?]and mobile technology. With MyTenantWorld, residents need only their smartphone and our mobile application to manage all aspects of their condo living.

Why MyTenantWorld?

The modern conveniences provided through innovation is now a must rather than a need. As our world develops with technological advances and as our society becomes ever more tech-savvy, there is a need to rethink and reimagine future condo living.

Imagine the convenience of booking your facilities or making your maintenance fee payments through your smartphone without the need to call or walking to the management office. Imagine the peace of mind through having your condo’s news and information at your fingertips or never missing out on an important update or event.

MyTenantWorld provides convenience, peace of mind, comforts, security and services that condo residents have grown to love and expect. MyTenantWorld is designed to enhance the prestige of your condo and redefine condo living with MyTenantWorld.

What does MyTenantWorld provide?

MyTenantWorld condominium portal allows residents to manage their condo living through their smartphones. The application has two distinct sections – one for residents and one for condo managers, both equipped with easy tools that make condo living and management hassle free.

MyTenantWorld provides residents with the following features:

•	Up-to-date condo announcements
•	Facility bookings
•	Online payments of booking and maintenance fees
•	Important alerts and payment reminders

•	A community events calendar
•	Concierge services

For condo managers, MyTenantWorld provides them with the following features:

•	Management Dashboard with alerts and statistics
•	Announcement management and push notifications
•	Tenant and owner management
•	Facility and booking management
•	Payment management
•	Event management

Competitive Business Conditions and IBASE Position in the Industry

IBASE is operating and competing in two market segments for business both of which are billion dollar industries, namely FinTech (Finance Technologies) and PropTech (Property Technologies).

FinTech

In the FinTech Market, IBASE is offering both Enterprise-based and Software-as-a-Service-based financial management system to Singapore Small and Medium Enterprises (“SMEs”). This market segment comprises of greater than 200,000 SMEs. However, this is a very challenging market space due to a huge number of service providers, easily greater than 50 companies, competing for the market share.

To differentiate IBASE from competition, it pioneered the development of a first-of-its-kind cloud-based XBRL & Tax Management Engine through close consultation with multiple professionals and government entities. The engine encompasses complex algorithms based on the latest Inland Revenue tax policies, rules and standards.

This powerful engine allows end-users to quickly and accurately generate the XBRL financial reports and tax computation for annual filing to the tax authorities.

The XBRL/Tax computation engine has enabled IBASE to move up the value chain through the offering of an expert system for management decision-making; rather than just a data entry platform for business accounting purposes.

Also, IBASE has successfully created a unique selling point for IBASE’s financial management system by offering XBRL/Tax computation engine as a standard product functionality.

IBASE has established a dedicated team to constantly enhance the engine to include compatibility with multiple brands of accounting systems, integrating artificial intelligence and big data analytics capabilities, etc.

With the XBRL/Tax computation engine, IBASE’s management believes that it sits in a very niche market position by offering solutions to help clients easily achieve regulatory compliance in a very efficient manner. IBASE offers the products indirectly to the 200,000 SMEs through the professional firms network, i.e. corporate secretary, accounting & audit firms, etc. based on a monthly subscription fee.

PropTech

In the PropTech Market, IBASE is offering both Enterprise-based and Software-as-a-Service-based property and facility management systems to both local and overseas markets.

The market potential is very large due to the strong growth in the region’s real estate development projects that resulted in demand of computerized solutions for,

•	Facility Operations & Security Management
•	Emergency & Incident Management
•	Lease Accounting Management
•	Contract Management
•	Asset Maintenance Management
•	Tenant/Resident Management and more

This market potential is further expanded by the demand to the introduce the smart-nation and smart-building initiatives. It is no longer a good-to-have but rather a must-have for new building developments.

Based on an independent report by PR Newswire titled “Facility Management Market – Global Forecast to 2023”, dated June 4, 2018, located at https://www.prnewswire.com/news-releases/facility-management-market---global-forecast-to-2023-300658085.html, it was reported that the global market size for this industry is set to grow from US$34.65 billion to US$59.33 billion by 2023 driven by needs for sustainable infrastructure, Internet-of-Things, building automation, regulatory compliance and demand for integrated facilities management, etc.

There is only a handful of specialized service providers in the market and IBASE sees the following companies as its key competitors in similar PropTech space and market segment:

•	Anacle Systems Limited (www.anacle.com)
•	Yardi Systems Inc. (www.yardi.com)
•	MRI Software LLC (www.mrisoftware.com)

Vis-à-vis that the companies are offering similar technology capabilities and products to the industry, IBASE’s management believes that the market positioning chart below shows where IBASE sits in the market at the moment.

-Market Positioning Chart-

IBASE currently offers a low-cost solution to the industry but its brand awareness is lower. As such, IBASE’s initial plan is to embark on aggressive branding and marketing initiatives to increase IBASE’s brand profile in the market for both Singapore and overseas markets such as Malaysia, Indonesia, Thailand, Hong Kong, China, Australia, etc.

To further differentiate IBASE’s products from the competition, IBASE intends to integrate in-house FinTech capabilities into its PropTech solutions to help real estate owners and managers easily meet the regulatory compliance for the real-estate industry. IBASE’s target is to move IBASE into a positioning that is within the shaded box in the market positioning chart above.

Generally, IBASE’s management strongly believes that IBASE is well positioned to capitalize on two very large and potential markets due to the following positive factors:

•

Mature Management Team - IBASE has been established for 18 years and successfully acquired high- profile clientele such as Singapore Government ministries and agencies, multi-national companies and large property developers and managing agencies.

•

Tested Business Model – UBERIQ and MyTenantWorld are dynamic and scalable software solutions that have proven its effectiveness to the market. UBERIQ is a web-enabled business operation and management software and MyTenantWorld e-Portal serves the needs of both condominium residents/building tenants (front-end) and property managers (back-end).

•	Business Growth – IBASE expects to complete a reverse takeover of TechMedia in order to position it to be able to access capital markets for business growth and expansion.
•	Strategic Alliance – IBASE’s strong partnerships with industry-leading property management firms will provide a launch pad for MyTenantWorld’s South East Asia expansion plans.
•

Smart Nation Enabler – MyTenanWorld is an enabling platform to support government’s Smart Nation/Smart Cities vision and initiatives. This can be achieved through data aggregation, business intelligence and Internet-of-Things connectivity, etc.

•	Competitive Pricing – IBASE is known for providing cost-effective solutions as referenced in the market positioning chart above.
•	High Service Levels – IBASE has consistently delivered high service levels and provide impressive after- sales support, which has let to repeat business.

IBASE’s management team identified the following negative factors but intends to invest in resources to eradicate or reduce the weaknesses/risks to its businesses, which are:

•

Weak Corporate & Product Branding - IBASE is weaker in corporate and product branding as IBASE and its products are still relatively unknown in the market, especially in overseas markets. With proper branding, IBASE products are expected to contribute to increased market share to achieve revenue growth.

•

No Sales & Marketing Team – There is no well-organized sales and marketing team within IBASE. IBASE’s initial plans are to invest in an experienced sales and marketing team to help increase IBASE’s presence in the market and to grow revenues.

•

Expansion in Technical Capabilities – To become a market leader in the technology field, IBASE intends to continuously push its technical capabilities to be one of the best in the market. As such, IBASE intends to aggressively compete to recruit the best talents to help IBASE create the best products and services for the industry.

Patents, Trademarks and Licenses

IBASE has registered the trademark “UBERIQ” with the Intellectual Property Office of Singapore under the provision of the Trade Mark Act 1998 on the 14th day of February 2013 in Class 42 in respect of the following:

Computer software advisory services; computer software consultancy; computer software design; computer software development; computer software programming; computer support services (programming and software installation, repair and maintenance services); design and development of computer software (for others); design of computer software; development of computer software application solutions; information technology (IT) services (computer hardware, software and peripherals design and technical consultancy); providing information, including online, about design and development of computer hardware and software.

Also, IBASE is in the process of submitting a Trade Mark application for MyTenantWorld with the Intellectual Property Office of Singapore.

Key Customers

IBASE’s key customers are comprised of the Singapore Government Ministries & Agencies, and large multinational corporations as follows:

S/N	Customer	Logo	Service	Product	Terms	Estimated Revenue SGD	Estimated Revenue%
Financial Year Ending June 30, 2018 (Total Revenue @ approximately SGD1,440,000.00)
1	SMECEN Pte Ltd		Supply of SaaS-based ERP Solutions and Regulatory Compliance Systems	Turnkey	One-Time Project Fees billed on job completion	$334,800.00	23%
2	Agri-Food & Veterinary Authority of Singapore (AVA)		Supply of Enterprise Property Management System	UBERIQ	One-Time Project Fees billed on job completion	$160,000.00	11%
3	Ministry of Foreign Affairs		Enhancement & Maintenance of Enterprise Integrated Financial System	UBERIQ	One-Time Project Fees billed on job completion	$90,000.00	6%
4	Knight Frank Property Asset Pte Ltd		Enhancement of Asset & Facilities Management System	UBERIQ	One-Time Project Fees billed on job completion	$40,000.00	2%
5	Singapore Police Force		Enhancement & Maintenance of Asset & Facilities Management System	UBERIQ	One-Time Project Fees billed on job completion	$88,660.00	6%

Financial Year Ending June 30, 2017 (Total Revenue @ approximately SGD1,420,000.00)
1	Ministry of Foreign Affairs	Enhancement of Enterprise Integrated Financial System	UBERIQ	One-Time Project Fees billed on job completion	$268,000.00	19%
2	Knight Frank Property Asset Pte Ltd	Supply of Enterprise Leasing, Asset& Facilities Management System	UBERIQ	One -Time Project Fees billed on job completion	$43,000.00	3%
3.1	Singapore Police Force	Supply of Enterprise Financial& Inventory System	UBERIQ	One -Time Project Fees billed on job completion	$20,000.00	1%
3.2	Singapore Police Force	Annual Maintenance Fees	UBERIQ	Recurring Fees	$75,000.00	5%
4	YR Industries Pte Ltd	Annual Maintenance Feefor Enterprise Human Resource Information System	UBERIQ	Recurring Fees	$12,000.00	1%
5.1	Singapore Corporative Rehabilitative Enterprises	Enhancement of Enterprise Human Resource Information System	UBERIQ	One -Time Project Fees billed on job completion	$28,750.00	2%
5.2	Singapore Corporative Rehabilitative Enterprises	Annual Maintenance Fee for Enterprise Human Resource Information System	UBERIQ	Recurring Fees	$14,000.00	1%

Research and Development

During the fiscal year ended June 30, 2018, IBASE spent $130,788 on research and development. During the fiscal years ended June 30, 2017 and 2016, IBASE spent nil on research and development.

Moving forward, IBASE plans to embark on research and development work on developing innovative products and run pilot projects for the industry, which is expected to cost approximately $300,000 over the next twelve months

Employees

IBASE currently has about 25 employees in its Singapore office.

Material Contracts

S/N	Parties	Logo	Subject of Agreement	Dateof Agreement	Terms of Contract	Duration	Termination Provisions
1	Association of Small Medium Enterprises (ASME)		Memorandum of Understandingfor partnership of IT Related Initiatives for Inland Revenue Authority (IRAS)and Accountingand Corporate Regulatory Authority(ACRA) of Singapore	June1st2016	Memorandum of understanding to express interest to jointly embark on an IT initiative.	No fixed date.	This MOU shall be terminated by either party in writing.
2	Knight Frank Property Asset Pte Ltd		Application Services Collaboration Agreementfor Propertye Portal Solutions	December 28th2016	Supply pf Property e -Portal Solutions to Knight Frank & its clients based on fees shown in Schedule1	Commenced from effective datefora period of 5 years.	Without affecting any other rights or remedy available,either party may terminate this Agreement with immediate effect by giving written notice based on conditions stated in Clause13.2of Agreement.

ITEM 1A. RISK FACTORS

In addition to the factors discussed elsewhere in this Registration Statement, the following are certain material risks and uncertainties that are specific to the IBASE business and industry that could materially adversely affect our business, financial condition and results of operations.

Risks related to the IBASE Business

The loss of one or more of IBASE’s key customers, or a failure to renew its service agreements with one or more of its key customers, could negatively affect its ability to market its applications.

IBASE relies on its reputation and recommendations from key customers in order to promote services to its product applications. The loss of any of its key customers, or a failure of some of them to renew, could have a significant impact on its revenues, reputation and our ability to obtain new customers. In addition, acquisitions of its customers could lead to cancellation of its contracts with those customers or by the acquiring companies, thereby reducing the number of its existing and potential customers.

IBASE faces competition in its markets, and if it does not compete effectively, its operating results may be harmed.

The market for cloud-based property management software solutions is highly competitive and rapidly changing and fragmented, with increasingly and relatively low barriers to entry.

With the introduction of new technologies and market entrants, IBASE expects competition to intensify in the future. In addition, pricing pressures and increased competition generally could result in reduced sales, reduced margin or the failure of its products and services to achieve or maintain more widespread market acceptance.

Many of IBASE’s actual and potential competitors have competitive advantages, such as Anacle Systems Limited (www.anacle.com), Yardi Systems Inc. (www.yardi.com) and MRI Software LLC (www.mrisoftware.com). They have greater brand name recognition, larger sales and marketing budgets and resources, broader distribution networks and more established relationships with distributors and customers, greater resources to develop and introduce solutions that compete with its products and substantially greater financial, technical and other resources. As a result, IBASE competitors may be able to respond more quickly and effectively than it can to new or changing opportunities, technologies, standards or customer requirements. If IBASE is not able to compete effectively, its operating results will be harmed.

If IBASE fails to manage its technical operations infrastructure, its existing customers may experience service outages and its new customers may experience delays in the deployment of its applications.

IBASE has experienced growth in the number of users, transactions and data that its operations infrastructure supports. IBASE seeks to maintain sufficient excess capacity in its operations infrastructure to meet the needs of all of its customers. It also seeks to maintain excess capacity to facilitate the rapid provision of new customer deployments and the expansion of existing customer deployments. In addition, IBASE needs to properly manage its technological operations infrastructure in order to support version control, changes in hardware and software parameters and the evolution of its applications. However, the provision of new hosting infrastructure requires significant lead time. It may in the future experience website disruptions, outages and other performance problems. These problems may be caused by a variety of factors, including infrastructure changes, human or software errors, viruses, security attacks, fraud, spikes in customer usage and denial of service issues. In some instances, IBASE may not be able to identify the cause or causes of these performance problems within an acceptable period of time. If it does not accurately predict its infrastructure requirements, its existing customers may experience service outages that may subject it to financial penalties, financial liabilities and customer losses. If its operations infrastructure fails to keep pace with increased sales, customers may experience delays as we seek to obtain additional capacity, which could adversely affect its reputation and adversely affect its revenues.

Assertions by third parties of infringement or other violations by IBASE of their intellectual property rights could result in significant costs and harm its business and operating results.

Patent and other intellectual property disputes are common in the software and technology industries. Third parties may in the future assert claims of infringement, misappropriation or other violations of intellectual property rights against IBASE. They may also assert such claims against its customers or channel partners whom it typically indemnify against claims that its solutions infringe, misappropriate or otherwise violate the intellectual property rights of third parties. As the numbers of products and competitors in our market increase and overlaps occur, claims of infringement, misappropriation and other violations of intellectual property rights may increase. Any claim of infringement, misappropriation or other violation of intellectual property rights by a third party, even those without merit, could cause IBASE to incur substantial costs defending against the claim and could distract its management from its business.

IBASE is dependent on the continued services and performance of its senior management and other key employees, the loss of any of whom could adversely affect its business, operating results and financial condition.

IBASE’s future performance depends on the continued services and continuing contributions of its senior management, particularly Mr. Ernest Kok Yong Ong (Co-Founder and CEO), Mr. Willie Lian (Co-Founder & CFO), Mr. Hui Bon Tay (Co-Founder & Senior Manager), Mr. William Goh (Company Director) and other key employees to execute on its business plan and strategies. Although its executive officers are currently covered by employment agreements, other members of its senior management team are generally employed on an at-will basis, which means that they could terminate their employment with it at any time. The loss of the services of its senior management, particularly Mr. Ernest Kok Yong Ong, Mr. Willie Lian, Mr. Hui Bon Tay, Mr. William Goh, or other key employees for any reason could significantly delay or prevent the achievement of its strategic objectives and harm its business, financial condition and results of operations.

IBASE may acquire other businesses, products or technologies, which divert its management’s attention and otherwise disrupt its operations and harm its business and results of operations.

As part of IBASE’s growth strategy, it may pursue business and technology acquisitions in the future. The environment for acquisitions in its industry is very competitive and acquisition purchase prices may exceed what it would prefer to pay. Moreover, it may not realize the anticipated benefits of its acquisitions to the extent that it anticipates, or at all, because acquisitions involve many risks, including:

•	difficulties integrating the acquired operations, personnel, technologies, products or infrastructure;
•	diversion of management’s attention or other resources from other critical business operations and strategic priorities; and
•	unexpected difficulties encountered when it enters new markets in which it has little or no experience, or where competitors may have stronger market positions.

Failure to address these risks or other problems encountered in connection with IBASE’s past or future acquisitions and strategic transactions could cause it to fail to realize the anticipated benefits of such acquisitions or transactions, incur unanticipated liabilities, and harm its business generally.

IBASE’s growth could suffer if the markets into which it sells its products and services decline, do not grow as anticipated or experience cyclicality.

IBASE’s growth depends in part on the growth of the markets which it serves, and visibility into its markets is limited. IBASE’s quarterly sales and profits depend substantially on the volume and timing of orders received during the fiscal quarter, which are difficult to forecast. Any decline or lower than expected growth in its served markets could diminish demand for its products and services, which could adversely affect its financial statements. IBASE’s business operate in industries that may experience periodic, cyclical downturns. In addition, if its business demand depends on customers’ capital spending budgets, product and economic cycles can affect the spending decisions of these entities. Demand for its products and services is also sensitive to changes in customer order patterns, which may be affected by announced price changes, changes in incentive programs, new product introductions and customer inventory levels. Any of these factors could adversely affect its growth and results of operations in any given period.

Risks Related to Technology Industry

If the market for cloud solutions for workplace applications does not evolve as IBASE anticipates, its revenues may not grow and its operating results would be harmed.

IBASE’s success will depend, to a large extent, on the willingness of prospective customers to increase their use of cloud solutions for their workplace applications. However, the market for cloud solutions for workplace applications is at an early stage and it is difficult to predict important trends, if any, of the market for cloud-based workplace applications. Many companies may be reluctant or unwilling to migrate to cloud solutions. Other factors that may affect market acceptance of our cloud-based workplace applications include:

•	its ability to maintain high levels of customer satisfaction;
•	the level of customization of configuration we offer; and the price,
•	performance and availability of competing products and services.

If the market for cloud solutions for workplace applications does not evolve in the way IBASE anticipates or customers do not recognize the benefits of cloud solutions, and as a result it is unable to increase sales of subscriptions for its products, then its revenues may not grow or may decline and its operating results would be harmed.

If IBASE fails to develop or acquire new products or enhance its existing products, its revenue growth will be harmed and it may not be able to maintain profitability.

IBASE’s ability to attract new customers and increase revenue from existing customers will depend in large part on its ability to enhance and improve its existing products and to introduce new products in a timely manner. The success of any enhancement or new product depends on several factors, including the timely completion, introduction and market acceptance of the enhancement or new product. Any new product IBASE develops or acquires may not be introduced in a timely or cost-effective manner and may not achieve the broad customer acceptance necessary to generate significant revenue. If it is unable to successfully develop or acquire new products or enhance its existing products to meet customer requirements and keep pace with technological developments, IBASE’s revenue will not grow as expected and it may not be able to maintain profitability.

Adverse economic conditions or reduced investments in cloud-based applications and information technology spending may adversely impact IBASE’s business.

IBASE’s business depends on the overall demand for cloud-based applications and information technology spending and on the economic health of its current and prospective customers. If the state of the economy and employment rate deteriorates in the future, many customers may reduce their number of employees and delay or reduce technology purchases. This could also result in reductions in its revenues and sales of its products, longer sales cycles, increased price competition and customers’ purchasing fewer solutions than they have in the past. Any of these events would likely harm its business, results of operations, financial condition and cash flows from operations.

IBASE’s business depends substantially on retaining its current customers, and any decline in its customer renewals could harm its future operating results.

IBASE offers its products primarily pursuant to a cloud-based or software-as-a-service model, and its customers purchase subscriptions and pay professional and maintenance fees (“Contracts”) which are for a period of two years generally. IBASE’s customers have no obligation to renew their Contracts after its expiry, and they may not renew their Contracts at the same or higher levels or at all. As a result, IBASE’s ability to grow depends in part on its current customers renewing their existing Contracts and purchasing additional applications from it. IBASE has limited historical data with respect to rates of customer Contract renewals, upgrades and expansions, so it may not accurately predict future trends in customer renewals. Its customers’ renewal rates may decline or fluctuate due to number of factors, including the level of customer satisfaction, the prices of its solutions, the prices of competing products or services, reduced hiring by its customers, and reductions in its customers’ spending levels. If its customers do not renew their Contracts to its products, renew on less favorable terms or do not purchase additional applications, its revenues may grow more slowly than expected or decline and its results of operations or financial condition may be harmed.

If IBASE is unable to continue to attract new customers, its growth could be slower than it expects.

We believe that IBASE’s future growth depends in part upon increasing its customer base. The ability to achieve significant growth in revenues in the future will depend, in large part, upon continually attracting new customers and obtaining Contract renewals to IBASE’s products from those customers. If it fails to attract new customers, its revenues may grow more slowly than expected and its business may be harmed.

Software defects or errors in IBASE’s products could harm its reputation, result in significant costs to it and impair its ability to sell its products, which would harm operating results.

IBASE’s products may contain undetected defects or errors when first introduced or as new versions are released, which could materially and adversely affect its reputation, result in significant costs to it and impair its ability to sell its products in the future. The costs incurred in correcting any defects or errors may be substantial and could adversely affect operating results.

Any defects that cause interruptions in the availability or functionality of IBASE’s products could result in:

•	lost or delayed customer acceptance and sales of its products; loss of customers;
•	product liability and breach of warranty claims against it;
•	diversion of development and support resources;
•	harm to its reputation; and
•	increased billing disputes and customer claims for fee credits.

If IBASE’s security measures are breached or unauthorized access to customer data is otherwise obtained, customers may perceive its applications as not being secure and may reduce the use of or stop using our applications and it may incur significant liabilities.

IBASE’s applications involve the storage and transmission of its customers’ and their employees’ confidential and proprietary information as well as their financial data. As a result, unauthorized access or security breaches could result in the loss of confidential information, litigation, indemnity obligations and other significant liabilities. While IBASE has security measures in place to protect customer information and prevent data loss and other security breaches, if these measures are breached, its business may suffer and it could incur significant liability. Because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, IBASE may be unable to anticipate these techniques or to implement adequate preventative measures. Any or all of these issues could negatively affect its ability to attract new customers, cause existing customers to elect to not renew their Contracts, result in reputational damage or subject it to third-party lawsuits, regulatory fines or other actions or liabilities or increase its costs, any of which could adversely affect operating results.

IBASE depends on data centers operated by third parties and any disruption in the operation of these facilities could adversely affect its business.

While IBASE controls and has access to its servers and all of the components of its network that are located in its external data centers, it does not control the operation of these facilities. The owners of IBASE data center facilities have no obligation to renew their agreements with it on commercially reasonable terms, or at all. If IBASE is unable to renew these agreements on commercially reasonable terms, or if one of its data center operators is acquired, it may be required to transfer its servers and other infrastructure to new data center facilities, and it may incur significant costs and possible service interruption in connection with doing so.

Problems faced by IBASE’s third-party data center locations, with the telecommunications network providers with whom it or they contract or with the systems by which IBASE’s telecommunications providers allocate capacity among their customers, including IBASE, could adversely affect the experience of its customers. IBASE’s third-party data centers operators could decide to close their facilities without adequate notice. In addition, any financial difficulties, such as bankruptcy, faced by its third-party data centers operators or any of the service providers with whom it or they contract may have negative effects on its business, the nature and extent of which are difficult to predict. Additionally, if its data centers are unable to keep up with its growing needs for capacity, this could have an adverse effect on IBASE’s business. Any changes in third-party service levels at its data centers or any errors, defects, disruptions or other performance problems with its applications could adversely affect its reputation and may damage its customers’ stored files or result in lengthy interruptions in its services. Interruptions in its services might reduce its revenues, cause it to issue refunds to customers for prepaid and unused subscription services, subject it to potential liability or adversely affect its renewal rates.

Any interruption in its service may affect the availability, accuracy or timeliness of these programs and could damage its reputation, cause its customers to terminate their use of its application, require it to indemnify its customers against certain losses and prevent it from gaining additional business from current or future customers.

Privacy concerns and laws or other regulations may reduce the effectiveness of IBASE’s applications and adversely affect its business.

IBASE’s customers can use its applications to collect, use and store personal or identifying information regarding their employees, customers and suppliers. Federal, state and foreign government bodies and agencies have adopted, are considering adopting, or may adopt laws and regulations regarding the collection, use, storage and disclosure of personal information obtained from consumers and individuals. The costs of compliance with, and other burdens imposed by, such laws and regulations that are applicable to the businesses of IBASE’s customers may limit the use and adoption of its applications and reduce overall demand, or lead to significant fines, penalties or liabilities for any noncompliance with such privacy laws. Furthermore, privacy concerns may cause its customers' workers to resist providing the personal data necessary to allow its customers to use its applications effectively. Even the perception of privacy concerns, whether or not valid, may inhibit market adoption of its applications in certain industries.

In addition to government regulation, privacy advocates and industry groups may propose new and different self-regulatory standards. Because the interpretation and application of privacy and data protection laws are still uncertain, it is possible that these laws may be interpreted and applied in a manner that is inconsistent with IBASE’s existing data management practices or the features of its solution. Any failure to comply with government regulations that apply to its applications, including privacy and data protection laws, could subject it to liability. In addition to the possibility of fines, lawsuits and other claims, it could be required to fundamentally change its business activities and practices or modify its solution, which could have an adverse effect on its business, operating results or financial condition. Any inability to adequately address privacy concerns, even if unfounded, or comply with applicable privacy or data protection laws, regulations and policies, could result in additional cost and liability to IBASE, damage its reputation, inhibit sales and adversely affect its business, operating results or financial condition.

All of these legislative and regulatory initiatives may adversely affect the ability of IBASE’s clients to process, handle, store, use and transmit demographic and personal information from their employees, which could reduce demand for its applications.

Changes in laws or regulations related to the Internet or changes in the Internet infrastructure may diminish the demand for IBASE’s products and could have a negative impact on its business.

The future success of IBASE’s business depends upon the continued use of the Internet as a primary medium for commerce, communication and business applications. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the Internet. Changes in these laws or regulations could require IBASE to modify its applications in order to comply with these changes. In addition, government agencies or private organizations may begin to impose taxes, fees or other charges for accessing the Internet or on commerce conducted via the Internet. These laws or charges could limit the growth of Internet-related commerce or communications generally, resulting in reductions in the demand for Internet-based applications such as IBASE’s products.

In addition, the use of the Internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease of use, accessibility, and quality of service. The performance of the Internet and its acceptance as a business tool has been adversely affected by "viruses," "worms" and similar malicious programs, and the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. If the use of the Internet is adversely affected by these issues, demand for IBASE’s applications could suffer.

Defects and unanticipated use or inadequate disclosure with respect to IBASE’s products (including software) or services could adversely affect its business, reputation and financial statements.

Manufacturing or design defects or “bugs” in, unanticipated use of, safety or quality issues (or the perception of such issues) with respect to, or inadequate disclosure of risks relating to the use of products and services that IBASE makes or sells (including items that it sources from third parties) can lead to personal injury, death, property damage or other liability. These events could lead to recalls or safety alerts, result in the removal of a product or service from the market and result in product liability or similar claims being brought against IBASE. Recalls, removals and product liability and similar claims (regardless of their validity or ultimate outcome) can result in significant costs, as well as negative publicity and damage to its reputation that could reduce demand for its products and services.

Risks Related to Real Estate Industry

The market for on demand software solutions in the real estate industry is new and continues to develop, and if it does not develop further or develops more slowly than IBASE expects, its business will be harmed.

The market for on demand software solutions in the real estate industry delivered via the Internet is growing. It is uncertain whether the on demand delivery model will achieve and sustain high levels of demand and market acceptance, making IBASE’s business and future prospects difficult to evaluate and predict. While IBASE’s existing customer base has widely accepted this new model, its future success will depend, to a large extent, on the willingness of its potential customers to choose on demand software solutions for business processes that they view as critical. Many of its potential customers have invested substantial effort and financial resources to integrate traditional enterprise software into their businesses and may be reluctant or unwilling to switch to on demand software solutions. Some businesses may be reluctant or unwilling to use on demand software solutions because they have concerns regarding the risks associated with security capabilities, reliability and availability, among other things, of the on demand delivery model. If potential customers do not consider on demand software solutions to be beneficial, then the market for these solutions may not further develop, or it may develop more slowly than IBASE expects, either of which would adversely affect its operating results.

Government regulation of the Real Estate industry, including background screening services and utility billing, the Internet and e-commerce is evolving, and changes in regulations or IBASE’s failure to comply with regulations could harm its operating results.

The real estate industry is subject to extensive and complex federal, state and local regulations. IBASE’s services and solutions must work within the extensive and evolving regulatory requirements applicable to its customers and third-party service providers, including, but not limited to, those under Singapore’s Personal Data Protection Act 26 of 2012 (the “PDPA”) and complex and divergent state/provincial and local laws and regulations related to data privacy and security, credit and consumer reporting, deceptive trade practices, discrimination in housing, utility billing and energy and gas consumption. These regulations are complex, change frequently and may become more stringent over time. Although IBASE attempts to structure and adapt its solutions and service offerings to comply with these complex and evolving laws and regulations, it may be found to be in violation. If IBASE is found to be in violation of any applicable laws or regulations, it could be subject to administrative and other enforcement actions as well as class action lawsuits. Additionally, many applicable laws and regulations provide for penalties or assessments on a per occurrence basis.

IBASE delivers its on demand software solutions over the Internet and sells and markets certain of its solutions over the Internet. As Internet commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. Taxation of products or services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may also be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet could result in a decline in the use of the Internet and the viability of on demand software solutions, which could harm IBASE’s business and operating results.

Risks Related to Our Securities

Because there is no public trading market for our common stock, you may not be able to resell your shares.

There is currently no public trading market for our common stock. Therefore, there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do wish to resell your shares, you will have to locate a buyer and negotiate your own sale. As a result, you may be unable to sell your shares, or you may be forced to sell them at a loss.

We cannot assure you that there will be a market in the future for our common stock. We intend to apply to have our common stock quoted on the OTC Pink, and subsequently the OTCQB, after we become subject to the reporting requirements under Section 13(a) of the Exchange Act and we have cleared any and all comments that the SEC may have with respect to this Form 10 registration statement, but if for any reason our common stock is not quoted on the OTC Pink or OTCQB or a public trading market does not otherwise develop, purchasers of our securities may have difficulty selling their shares. Even if our common stock is quoted on the OTC Pink or OTCQB, the trading of securities on the OTC Markets is often sporadic and investors may have difficulty buying and selling our shares or obtaining market quotations for them, which may have a negative effect on the market price for our common stock. You may not be able to sell your shares at their purchase price or at any price at all. Accordingly, you may have difficulty reselling any shares you purchase from the selling security holders.

The prior registration of our common stock under section 12(g) of the Exchange Act was revoked pursuant to section 12(j) of that Exchange Act due to our failure to comply with our reporting obligations. If, in the future, we fail to comply with the reporting requirements of the Exchange Act, the SEC could initiate proceedings to once again revoke our registration, and broker-dealers in the United States would thereafter be unable to effect transactions in our Company’s common shares.

On January 25, 2013, the SEC initiated proceedings under section 12(j) of the Securities Exchange Act of 1934 for our Company’s failure to comply with section 13(a) of the Exchange Act because we had not filed any periodic reports with the Commission since the interim period ended April 30, 2010. As a result, broker-dealers in the United States will continue to be unable to effect transactions in our Company’s common shares until this registration statement becomes effective to register our common shares under section 12(g) of the Exchange Act, the requirements of Rule 15c2-11 under the Exchange Act have been satisfied, and a broker-dealer has completed a Form 211 filing with the Financial Industry Regulatory Authority, Inc. (commonly called “FINRA”) pursuant to FINRA Rule 6432. This registration statement is expected to become effective by lapse of time on November 1, 2018 (being the 60th day following the date of its original filing with the SEC), and we will then become subject to the reporting requirements of section 13(a) of the Exchange Act. If, in the future, we fail to comply with such reporting requirements, the SEC could initiate proceedings to once again revoke our registration under section 12(j) of the Exchange Act, and broker-dealers in the United States would thereafter be unable to effect transactions in our Company’s common shares.

Our common stock is subject to risks arising from restrictions on reliance on Rule 144 by shell companies or former shell companies.

Under Rule 144 under the Securities Act, a person who beneficially owns restricted securities of an issuer may sell them without registration under the Securities Act provided that certain conditions have been met and depending on whether the shareholder is an affiliate or non-affiliate of the issuer. One of these conditions is that such person has held the restricted securities for a prescribed period, which will be 6 months for shares of common stock of an issuer that has been subject to the reporting requirements under Section 13 or 15(d) of the Exchange Act for a period of at least 90 days. However, Rule 144 is unavailable for the resale of securities issued by an issuer that is a shell company (other than a business combination related shell company) or, unless certain conditions are met, that has been at any time previously a shell company. The SEC defines a shell company as a company that has (a) no or nominal operations and (b) either (i) no or nominal assets, (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets. Upon the anticipated closing of the Share Exchange Agreement, the Company will cease to be a shell company as such term is defined in Rule 12b-2 under the Exchange Act. While we believe that as a result of the closing of the Share Exchange Agreement, the Company will cease to be a shell company, the SEC and others whose approval may be required in order for shares to be sold under Rule 144 might take a different view. Rule 144 is available for the resale of restricted securities of former shell companies if and for as long as the following conditions are met: (i) the issuer of the securities that was formerly a shell company has ceased to be a shell company, (ii) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, (iii) the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and (iv) at least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company known as “Form 10 Information.” Shareholders who receive the Company’s restricted securities will not be able to sell them pursuant to Rule 144 without registration until the Company has met the conditions above and then for only as long as the Company continues to meet the condition described in subparagraph (iii), above, and is not a shell company. No assurance can be given that the Company will meet these conditions or that, if it has met them, it will continue to do so, or that it will not again be a shell company.

As a result, it may be harder for us to fund our operations and pay our consultants with our securities instead of cash. Further, it will be more difficult for us to raise funding through the sale of debt or equity securities unless we agree to register such securities under the Securities Act, which could cause us to expend significant time and cash resources. The lack of liquidity of our securities as a result of the inability to sell under Rule 144 for a longer period of time than a non-former shell company could negatively affect the value of our securities. Our status as a “shell company” could prevent us from raising additional funds, engaging consultants, and using our securities to pay for any acquisitions (although none are currently planned other than the Share Exchange Agreement).

Another implication of us being a shell company is that we cannot file registration statements under Section 5 of the Securities Act using a Form S-8, a short form registration to register securities issued to employees and consultants under an employee benefit plan until we have not been a shell company for at least 60 calendar days after filing “Form 10 Information” and we have filed all reports and other materials required to be filed pursuant to Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the we were required to file such reports and materials).

We do not intend to pay dividends and there will thus be fewer ways in which you are able to make a gain on your investment.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. To the extent that we require additional funding currently not provided for in our financing plans, our funding sources may prohibit the payment of any dividends. Because we do not intend to declare dividends, any gain on your investment will need to result from an appreciation in the price of our common stock. There will therefore be fewer ways in which you are able to make a gain on your investment.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000, not including any equity in that person’s or person’s spouse’s primary residence, or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the SEC, the Financial Industry Regulatory Authority (FINRA) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

You may face significant restrictions on the resale of your shares due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which: (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration; and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as market makers for our common stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

Any future sales of our equity securities will dilute the ownership percentage of our existing stockholders and may decrease the market price for our common stock.

Given our lack of revenues and the uncertainty that we will earn significant revenues in the next several years, we will likely have to issue additional equity securities to obtain funds in order to complete the Share Exchange Agreement and to build out the business of IBASE. Our efforts to fund the completion of the Share Exchange Agreement and the build out of the IBASE business will therefore result in dilution to our existing stockholders. In short, our continued need to sell equity will result in reduced percentage ownership interests for all of our investors, which may decrease the market price for our common stock.

ITEM 2. FINANCIAL INFORMATION

Management’s Discussion and Analysis of Financial Conditions and Results of Operations

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with (i) our audited financial statements for the fiscal years ended July 31, 2018 and 2017 and the notes thereto and (ii) the section entitled “Item 1. Business”, included elsewhere in this Registration Statement. Our consolidated financial statements are prepared in accordance with U.S. GAAP. All references to dollar amounts in this section are in U.S. dollars unless expressly stated otherwise.

Overview

We have been exploring potential business opportunities in different markets and have entered into an Amended Share Exchange Agreement with IBASE and its shareholders whereby upon completion of such agreement, our business will be that of IBASE which is the business of being a solution provider of cloud-enabled real estate and facility management, financial management, security and enterprise turn-key systems/solutions for business-to-government, business-to-business and business-to-consumer. IBASE’s web-based management solution UBERIQTM has been adopted by multiple enterprises internationally.

Results of Operations

Results of Operations for the Years Ended July 31, 2018 and July 31, 2017

The following table sets forth our results of operations for the fiscal years ended July 31, 2018 and 2017:

	July 31, 2018 $	July 31, 2017 $
Foreign exchange loss (gain)	(2,935)	751
Professional fees	31,791	13,811
Transfer agent and filing fees	2,567	1,490
Net loss	(6,423)	(16,052)
Net loss per share, basic and diluted	-	-

Revenues

During fiscal years ended July 31, 2018 and July 31, 2017, respectively, we did not generate any revenue.

Operating Expenses

Operating expenses incurred during the fiscal year ended July 31, 2018 were $31,423 as compared to $16,052 during the fiscal year ended July 31, 2017. The change in operating expenses were due to an increase in professional fees associated with the share exchange agreement with IBASE and preparation of the Form 10 registration statement and transfer agent and filing fees, which was partially offset by a foreign exchange gain.

Other Items

During the fiscal year ended July 31, 2018, there were no other items that affected operating expenses.

Net Loss

The net loss was $6,423 and $16,052 for the fiscal years ended July 31, 2018 and July 31, 2017, respectively. The decrease in net loss of $9,629 resulted primarily from a gain on write-off of accounts payable which offset the increase in professional fees associated with the share exchange agreement with IBASE and preparation of the Form 10 registration statement.

Liquidity and Capital Resources

Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

The following table sets out our cash and working capital as of July 31, 2018 and July 31, 2017:

	As of July 31, 2018 (audited)	As of July 31, 2017 (audited)
Cash reserves	-	$389
Working capital (deficit)	($262,870)	($256,447)

As at July 31, 2018, our current assets were $Nil and our current liabilities were $262,870 resulting in a working capital deficit of $262,870. Our current liabilities as at July 31, 2018 consisted of accounts payable and accrued liabilities of $71,265 and amounts due to related parties of $191,605.

As at July 31, 2017, our current assets were $389 and our current liabilities were $256,836 resulting in a working capital deficit of $256,447. Our current assets as at July 31, 2017 consisted of $389 in cash. Our current liabilities as at July 31, 2017 consisted of accounts payable and accrued liabilities of $78,883 and amounts due to related parties of $177,953.

As at July 31, 2016 our current assets were $373 and our current liabilities were $240,768 resulting in a working capital deficit of $240,395. Our current assets as at July 31, 2016 consisted of $373 in cash. Our current liabilities as at July 31, 2016 consisted of accounts payable and accrued liabilities of $63,815 and amounts due to related parties of $176,953.

During the fiscal years ended July 31, 2018 and 2017, we did not complete any equity financings. All expenses have been covered by related party loans to us from our director which are non-interest bearing, unsecured and due on demand.

Our stockholders’ deficit as at July 31, 2018 and 2017 was $262,870 and $256,447, respectively.

Our plan of operations over the next twelve months is to complete the Amended Share Exchange Agreement with IBASE and to move forward with the business of IBASE upon closing of such agreement.

Upon the expected completion of the Amended Share Exchange Agreement, our plan of operations over the next twelve months is to focus on the following:

Task		Start	Finish	Duration
Research & Development ($300,000)		Nov. 1, 2018	Oct. 30, 2019	52 weeks
•

Establish a R&D team to develop innovative products and run pilot projects for the industry (e.g. Big Data Analytics, Artificial Intelligence, Machine Learning, IoT Integrations, Service Platforms, etc.)

Branding Exercise ($200,000)
•	Evaluate & Appoint Branding Consultant	Nov. 1, 2018	Nov. 28, 2018	4 weeks

•	Execution of Branding Strategies	Nov. 29, 2018	May 15, 2019	24 weeks
Sales & Marketing ($125,000)
•	Recruitment of Chief Marketing Officer	Nov. 1, 2018	Dec. 26, 2018	8 weeks

•	Chief Marketing Officer to establish business collaborations and strategic partnerships (e.g. Channel Partnerships & resellers for local and overseas markets)	Dec. 27, 2018	Oct. 30, 2019	44 weeks
Technology Team ($300,000)
•	Review compensation schemes for existing technical team	Nov. 1, 2018	Dec. 12, 2018	6 weeks

•	Additional (replacements) headcounts to enhance technology capabilities	Dec. 13, 2018	Feb. 5, 2020	60 weeks
HR Management ($80,000)
•	Engage a HR Consultant to review existing Human Resource Management Processes and Practices	Nov. 1, 2018	Jan. 23, 2019	12 weeks

•	Execute strategies to improve HR Process and Policies and evaluate and appoint outsourcing companies	Jan. 24, 2019	July 10, 2019	24 weeks

•	Outsourcing of Human Resource Management Processes	July 11, 2019	Dec. 25, 2019	24 weeks
Investor Relations & Strategic Financial Advisors ($120,000)
•	Engagement of Investor Relations Consultants to support financing activities	Nov. 1, 2018	Oct. 30, 2019	52 weeks

•	Engagement of Strategic Financial Advisors to support operation strategies	Nov. 1, 2018	Oct. 30, 2019	52 weeks

Therefore, based on the above, we anticipate that we will require a total of approximately $1,125,000 for our plan of operations over the next twelve months. At July 31, 2018, we had cash of $Nil and a working capital deficit of $262,870.

Accordingly, we will be required to obtain additional financing in order to pursue our plan of operations for and beyond the next twelve months. We are currently examining ways to finance the anticipated expenditures and operations through equity and/or debt financings, but we currently do not have any firm commitments for financing at this time. We cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund the build out of the IBASE business going forward. In the absence of such financing, we will not be able to continue our planned expenditures to grow the IBASE business and we may need to curtail the anticipated plan of operations and our business plan may fail.

Statement of Cashflows

During the fiscal year ended July 31, 2018, our net cash decreased by $389 (2017: $16), which included net cash used in operating activities of $389 (2017: $16).

Cash Flow used in Operating Activities

Operating activities in the year ended July 31, 2018 used cash of $389 compared to providing cash of $16 in the year ended July 31, 2017. Cash used by operating activities increased in 2018 as a result an increase in professional fees associated with the share exchange agreement with IBASE and preparation of the Form 10 registration statement and transfer agent and filing fees, which was supported by loans from a related party.

Cash Flow used in Investing Activities

In the year ended July 31, 2018, investing activities used cash of $Nil as compared to $Nil during the year ended July 31, 2017.

Cash Flow provided by Financing Activities

There was no cash flow provided by financing activities for the fiscal year ended July 31, 2018 or the fiscal year ended July 31, 2017.

Off-balance sheet arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Subsequent events

There are no subsequent events to report.

Outstanding share data

At October 31, 2018, we had 9,670,474 issued and outstanding common shares, Nil outstanding stock options and Nil outstanding warrants.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

We believe the following critical accounting policies require us to make significant judgments and estimates in the preparation of our financial statements:

(a)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

(b)	Financial Instruments and Fair Value Measures

ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are no observable inputs to the valuation methodology that are relevant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist of cash, accounts payable and accrued liabilities, and amounts due to related parties. The recorded values of all other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

(c)	Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Income Taxes”. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. As of July 31, 2018 and 2017, the Company did not have any amounts recorded pertaining to uncertain tax positions.

(d)	Foreign Currency Translation

The Company’s functional currency is US dollars. Transactions in foreign currencies are translated into the currency of measurement at the exchange rates in effect on the transaction date. Monetary balance sheet items expressed in foreign currencies are translated into US dollars at the exchange rates in effect at the balance sheet date. The resulting exchange gains and losses are recognized in income.

(e)	Loss Per Share

The Company computes net income (loss) per share in accordance with ASC 260, "Earnings per Share", which requires presentation of both basic and diluted loss per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common stock outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. As at July 31, 2018 and 2017, there were no dilutive financial instruments issued or outstanding.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard requires lessees to recognize most leases on their balance sheets as lease liabilities with corresponding right-of-use assets and eliminates certain real estate-specific provisions. ASU 2016-02 will be effective for the Company in the first quarter of the fiscal year commencing August 1, 2018. The Company does not expect the adoption of ASU 2016-02 to have an impact on its financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The new standard is based on the principle that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Since its initial release, the FASB has issued several amendments to the standard, which include clarification of accounting guidance related to identification of performance obligations and principal versus agent considerations. Topic 606 became effective for the Company in the first quarter of the 2018 fiscal year. The adoption of this guidance had no impact on the Company’s financial statements.

ITEM 3. PROPERTIES

We currently do not own or lease any property and our office space is provide to us free of charge by our President, CEO, CFO and Treasurer, William Goh. IBASE operates on leased premises at 19, Kallang Avenue #04-151 Singapore 339410, as follows:

Rental Space: Approximately 4,000 square feet

Rental Amount: Approximately SGD8,000.00

Lease Expiry: March 2022

Rental increase: Up to 2% Year-on-Year

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of October 31, 2018 by (i) each person (including any group) known to us to own more than 5% of any class of our voting securities, (ii) each of our officers and directors, and (iii) our officers and directors as a group. Unless otherwise indicated, it is our understanding and belief that the shareholders listed possess sole voting and investment power with respect to the shares shown.

Title of class	Name and address of beneficial owner(1)	Amount and nature of beneficial owner(2)	Percentage of class(3)
Persons owning more than 5% of voting securities
Common Stock	Ternes Capital Ltd.(4) P.O. Box 957 Offshore Incorporation Centre Road Town, Tortola Virgin (British) Islands	1,440,000	14.9%
Common Stock	Ong Kee Ma 10A Gemmill Lane Singapore 069251	1,920,000	19.9%

Officers and Directors
Common Stock	William Goh	1,750,000	18.1%

Common Stock	All executive officers and directors as a group (one person)	1,750,000	18.1%

Notes:

(*)	Less than 1%.
(1)	The address of our officers and directors is our Company’s address, which is 6, Shenton Way #21-08 OUE Downtown, Singapore 068809.
(2)

Under Rule 13d-3 of the Exchange Act a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(3)	Based on 9,670,474 shares of our common stock issued and outstanding as of October 31, 2018.
(4)	Mr. KPS Ratner Vellu has discretionary voting and investment authority over the shares held by Ternes Capital Ltd.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

All of our directors hold office until the next annual general meeting of the shareholders unless his office is earlier vacated in accordance with out Articles or he becomes disqualified to act as a director. Our officers are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

Our executive officers and directors and their respective ages as of the date of this Registration Statement are as follows:

Name	Age	Position Held

William Goh	45	President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person’s principal occupation during the period, and the name and principal business of the organization by which he or she was employed, and including other directorships held in reporting companies.

William Goh. Mr. Goh has been our Treasurer and a director of our Company since August 14, 2009 and has been our President, Chief Executive Officer, Chief Financial Officer and Secretary since February 25, 2015. Mr. William Goh has been in the financial and banking industry since 1995. Mr. Goh’s early career was spent at two established banking institutions - Chase Manhattan Bank and DBS Bank. Mr. Goh’s tenure with Chase Manhattan Bank from May 1996 to May 2000 was spent in the areas of credit analysis, project finance and specialized areas of industry analysis. As a corporate banker with DBS Bank from May 2000 to May 2005, he was instrumental in deal origination, securing key relationships in the bank and landmark negotiations in various deals. As a former corporate banker, Mr. Goh’s areas of specialization are credit analysis, investment and corporate banking. Since around 2006, Mr. Goh began working with Asian family offices on deal origination and the structuring of mergers and acquisitions. He has also been instrumental in spearheading and arranging investments into large corporations in Asia. Mr. Goh graduated from the National University of Singapore (NUS), in 1995 with a Bachelor of Business Degree (Merit). Mr. Goh is not an officer or director of any reporting issuer.

Below is a discussion of the anticipated incoming directors and officers of the Company from IBASE upon completion of the Amended Share Exchange Agreement:

Name	Age	Position Held

Ernest Kok-Yong Ong	44	Chief Executive Officer and Director

Willie Lian	43	Chief Financial Officer, Chief Operating Officer and Director

Mr. Ernest Ong is the founding member of IBASE Technology. His passion and vision in establishing long term strategic goals have been instrumental in achieving IBASE’s unique business proposition in provision of industry specific solutions for building management operations. Prior to establishing IBASE, Mr. Ong was a R&D Process Engineer with Hewlett Packard Fibre-Optics Products Division in Singapore responsible for the production engineering, the management of contract manufacturers in Singapore/Malaysia; followed by Project Leader for GBIC Product Line. Mr. Ong earned his 1st Class Honours Electrical & Electronics Engineering degree from the University of Manchester, UK and a Graduate Diploma in Business Administration. Ernest’s adventurous and enterprising characters led him to start IBASE and was a Spirit of Enterprise (SOE) Award 2008 nominee.

Mr. Willie Lian is the founding member of IBASE Technology that oversees wide-range of project management responsibilities; but remains flexible to undertake any cross-functional roles whenever required by IBASE. Over the last decade, Mr. Lian has been instrumental in the successfully roll-out of key projects for MNC and Government Agency clients. Prior to joining IBASE, Mr. Lian was a Research & Development Engineer with the Centre for Wireless Communications (currently known as A*STAR) handling designing and development of Radio Frequency (RF) modules for prototype purposes. Mr. Lian is an Electrical & Electronics Engineering Honors graduate from the University of Manchester (Previously known as UMIST).

Significant Employees

We have no employees and our officers and directors provide their services on a consulting basis.

Family Relationships

There are currently no family relationships between any of the members of our board of directors or our executive officers.

Involvement in Certain Legal Proceedings

Except as disclosed in this Registration Statement, during the past ten years none of the following events have occurred with respect to any of our directors or executive officers:

1.

A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

a.

Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

b.	Engaging in any type of business practice; or

c.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.

Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3)(i) above, or to be associated with persons engaged in any such activity;

5.

Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.

Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.

Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

a.	Any Federal or State securities or commodities law or regulation; or

b.

Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

c.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.

Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

There are currently no legal proceedings to which any of our directors or officers is a party adverse to us or in which any of our directors or officers has a material interest adverse to us.

ITEM 6. EXECUTIVE COMPENSATION

Compensation Discussion

The Board has not appointed a compensation committee and the responsibilities relating to executive and director compensation, including reviewing and recommending director compensation, overseeing our base compensation structure and equity-based compensation program, recommending compensation of our officers and employees, and evaluating the performance of officers generally and in light of annual goals and objectives, is performed by the Board as a whole.

The Board also assumes responsibility for reviewing and monitoring the long-range compensation strategy for our senior management. The Board reviews the compensation of senior management on a semi-annual basis taking into account compensation paid by other issuers of similar size and activity.

Compensation Philosophy and Objectives

We are a smaller reporting company with very limited resources. The compensation program for our senior management is designed within this context with a view that the level and form of compensation achieves certain objectives, including:

(a)	attracting and retaining qualified executives;
(b)	motivating the short and long-term performance of these executives; and
(c)	better aligning their interests with those of our shareholders.

In compensating our senior management, we have arranged for equity participation through our stock option plan.

Bonus Incentive Compensation

Our objective is to achieve certain strategic objectives and milestones. The Board will consider executive bonus compensation dependent on us meeting those strategic objectives and milestones and sufficient cash resources being available for the granting of bonuses. The Board approves executive bonus compensation dependent upon compensation levels based on recommendations of the Chief Executive Officer. Such recommendations are generally based on information provided by issuers that are similar in size and scope to our operations.

Equity Participation – Option-Based Awards

We believe that encouraging our executives and employees to become shareholders is the best way of aligning their interests with those of our shareholders. Equity participation is accomplished through our stock option plan, which was established to provide incentive to qualified parties to increase their proprietary interest in the Company and thereby encourage their continuing association with the Company. Stock options are granted to directors, executives and employees taking into account a number of factors, including the amount and term of options previously granted, base salary, bonuses, performance, competitive factors and hiring incentives. The amounts and terms of options granted are determined by and require the approval of the Board of Directors based on recommendations put forward by the Chief Executive Officer. Due to our limited financial resources, we emphasize the provisions of option grants to maintain executive motivation. The stock option plan is administered by our directors and provides that options may be issued to directors, officers, employees or consultants of the Company, or a subsidiary of the Company.

Summary Compensation Table

The following table sets forth the compensation paid to any of the following individuals during our fiscal years ended July 31, 2018 and July 31, 2017: (i) any person serving as our principal executive officer during our fiscal year ended July 31, 2018; (ii) our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers as of July 31, 2018; and (iii) if applicable, up to two additional individuals for whom disclosure would have been provided pursuant to (ii) above but for the fact that the individual was not serving as an executive officer of the Company as of July 31, 2018 (collectively, the “Named Executive Officers”):

Name and Principal Position	Year Ended July 31,	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Non- Qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
William Goh, President, CEO, CFO, Secretary and Treasurer(1)	2018	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2017	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Johnny Lian Tian Yong, Former President and CEO (2)	2016	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2015	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Alan Goh, Former Secretary (3)	2016	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2015	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1)	Mr. William Goh has served as our Treasurer since August 14, 2009 and has served as our President, CEO, CFO and Treasurer since February 25, 2015.
(2)	Mr. Johnny Lian Tian Yong served as our President and CEO from August 14, 2009 until February 24, 2015.
(3)	Mr. Alan Goh served as our Secretary from August 6, 2009 until December 27, 2016.

Employment Agreements

We have not entered into any employment contracts with our executive officers. There is no contract, agreement, plan or arrangement, whether written or unwritten, that provides for payment to a Named Executive Officer at, following, or in connection with the resignation, retirement or other termination of a Named Executive Officer, or a change in control of the Company or a change in the Named Executive Officer’s responsibilities following a change in control, with respect to each Named Executive Officer.

Outstanding Equity Awards as of July 31, 2018

We do not have any outstanding equity awards as of July 31, 2018 with respect to each of the Named Executive Officers Listed in the table above.

Compensation of Directors

We did not provide any compensation to our directors during our fiscal year ended July 31, 2018.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Related Party Transactions

Except as described herein, none of the following parties (each a “Related Party”) has, in our fiscal years ended July 31, 2018 and July 31, 2017, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	any of our directors or officers;
•	any person proposed as a nominee for election as a director;
•	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or
•	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

As at July 31, 2018, a total of $191,605 (2017 - $177,953) is owed to William Goh, a director and executive officer of the Company, which is non-interest bearing, unsecured and due on demand.

Our Board of Directors reviews any proposed transactions involving Related Parties and considerers whether such transactions are fair and reasonable and in the Company’s best interests.

Director Independence

Under the definition of “Independent Director” as set forth in the NYSE American Company Guide Section 8.03A, we currently do not have any independent directors under the definition in the NYSE American Company Guide.

ITEM 8. LEGAL PROCEEDINGS

Management is not aware of any legal proceedings contemplated by any governmental authority or any other party involving us or our properties. As of the date of this Registration Statement, no director, officer or affiliate is a party adverse to us in any legal proceeding, or has an adverse interest to us in any legal proceedings.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Price Range of Common Shares

Our common stock is not listed on any United States national securities exchange or posted for trading on any stock exchange or inter-dealer quotation system.

Transfer Agent for Common Shares

The Registrar and Transfer Agent for our Common Shares is Quicksilver Stock Transfer located at 1980 Festival Plaza Dr., #530, Las Vegas, Nevada 89135, USA.

Options

We do not have any stock options outstanding.

Warrants

We do not have any common stock purchase warrants outstanding.

Holders of Common Shares

As of October 31, 2018 we had 183 shareholders of record, which does not include shareholders whose shares are held in street or nominee names, if any.

Dividends

We have not paid any cash dividends on our shares of common stock since our inception and do not anticipate paying any cash dividends in the foreseeable future. We plan to retain our earnings, if any, to provide funds for the expansion of our business.

Securities Authorized for Issuance under Equity Compensation Plans

The following table shows our equity securities that are authorized for issuance pursuant to equity compensation plans for our most recently completed financial year ended July 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	Nil	Nil	Nil
Equity compensation plans not approved by security holders	Nil	Nil	Nil
Total	Nil	Nil	Nil

We do not have any equity compensation plans at this time as the prior stock option and incentive plan that was adopted on August 31, 2009 was terminated by our board of directors at a time when there were no outstanding awards or grants under such plan.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

On December 15, 2017, we issued 5,000 shares of our common stock to one individual pursuant to a private placement at a price of $5.00 per share for gross proceeds of $25,000. We relied on exemptions from registration under Regulation S promulgated under the Securities Act for the issuance as the securities were issued to the individual through an offshore transaction which was negotiated and consummated outside of the United States.

On March 7, 2017, IBASE issued $21,141.65 in convertible notes to one individual pursuant to a private placement, which notes mature three years from the date of issuance and subject to an automatic earlier conversion pursuant to the Share Exchange Agreement whereby the notes will be converted into shares of common stock of the Company at a conversion price of $0.90 per share upon completion of the Share Exchange Agreement. IBASE relied on exemptions from registration under Regulation S promulgated under the Securities Act for the issuance as the securities were issued to the individual through an offshore transaction which was negotiated and consummated outside of the United States.

On March 21, 2017, IBASE issued $55,756.95 in convertible notes to three individuals pursuant to a private placement, which notes mature three years from the date of issuance and subject to an automatic earlier conversion pursuant to the Share Exchange Agreement whereby the notes will be converted into shares of common stock of the Company at a conversion price of $0.90 per share upon completion of the Share Exchange Agreement. IBASE relied on exemptions from registration under Regulation S promulgated under the Securities Act for the issuance as the securities were issued to the individuals through offshore transactions which were negotiated and consummated outside of the United States.

On March 23, 2017, IBASE issued $7,101.90 in convertible notes to one individual pursuant to a private placement, which notes mature three years from the date of issuance and subject to an automatic earlier conversion pursuant to the Share Exchange Agreement whereby the notes will be converted into shares of common stock of the Company at a conversion price of $0.90 per share upon completion of the Share Exchange Agreement. IBASE relied on exemptions from registration under Regulation S promulgated under the Securities Act for the issuance as the securities were issued to the individual through an offshore transaction which was negotiated and consummated outside of the United States.

On April 21, 2017, IBASE issued $27,027.90 in convertible notes to one individual pursuant to a private placement, which notes mature three years from the date of issuance and subject to an automatic earlier conversion pursuant to the Share Exchange Agreement whereby the notes will be converted into shares of common stock of the Company at a conversion price of $0.90 per share upon completion of the Share Exchange Agreement. IBASE relied on exemptions from registration under Regulation S promulgated under the Securities Act for the issuance as the securities were issued to the individual through an offshore transaction which was negotiated and consummated outside of the United States.

On May 7, 2017, IBASE issued $300,000.00 in convertible notes to one individual pursuant to a private placement, which notes mature three years from the date of issuance and subject to an automatic earlier conversion pursuant to the Share Exchange Agreement whereby the notes will be converted into shares of common stock of the Company at a conversion price of $0.90 per share upon completion of the Share Exchange Agreement. IBASE relied on exemptions from registration under Regulation S promulgated under the Securities Act for the issuance as the securities were issued to the individual through an offshore transaction which was negotiated and consummated outside of the United States.

On May 19, 2017, IBASE issued $40,262.72 in convertible notes to two individuals pursuant to a private placement, which notes mature three years from the date of issuance and subject to an automatic earlier conversion pursuant to the Share Exchange Agreement whereby the notes will be converted into shares of common stock of the Company at a conversion price of $0.90 per share upon completion of the Share Exchange Agreement. IBASE relied on exemptions from registration under Regulation S promulgated under the Securities Act for the issuance as the securities were issued to the individuals through offshore transactions which were negotiated and consummated outside of the United States.

On May 31, 2017, IBASE issued $20,000.00 in convertible notes to one individual pursuant to a private placement, which notes mature three years from the date of issuance and subject to an automatic earlier conversion pursuant to the Share Exchange Agreement whereby the notes will be converted into shares of common stock of the Company at a conversion price of $0.90 per share upon completion of the Share Exchange Agreement. IBASE relied on exemptions from registration under Regulation S promulgated under the Securities Act for the issuance as the securities were issued to the individual through an offshore transaction which was negotiated and consummated outside of the United States.

On July 14, 2017, IBASE issued $20,248.77 in convertible notes to one individual pursuant to a private placement, which notes mature three years from the date of issuance and subject to an automatic earlier conversion pursuant to the Share Exchange Agreement whereby the notes will be converted into shares of common stock of the Company at a conversion price of $0.90 per share upon completion of the Share Exchange Agreement. IBASE relied on exemptions from registration under Regulation S promulgated under the Securities Act for the issuance as the securities were issued to the individual through an offshore transaction which was negotiated and consummated outside of the United States.

On July 21, 2017, IBASE issued $13,500.00 in convertible notes to one individual pursuant to a private placement, which notes mature three years from the date of issuance and subject to an automatic earlier conversion pursuant to the Share Exchange Agreement whereby the notes will be converted into shares of common stock of the Company at a conversion price of $0.90 per share upon completion of the Share Exchange Agreement. IBASE relied on exemptions from registration under Regulation S promulgated under the Securities Act for the issuance as the securities were issued to the individual through an offshore transaction which was negotiated and consummated outside of the United States.

On August 7, 2017, IBASE issued $50,000.00 in convertible notes to one individual pursuant to a private placement, which notes mature three years from the date of issuance and subject to an automatic earlier conversion pursuant to the Share Exchange Agreement whereby the notes will be converted into shares of common stock of the Company at a conversion price of $0.90 per share upon completion of the Share Exchange Agreement. IBASE relied on exemptions from registration under Regulation S promulgated under the Securities Act for the issuance as the securities were issued to the individual through an offshore transaction which was negotiated and consummated outside of the United States.

On September 4, 2017, IBASE issued $36,614.70 in convertible notes to one individual pursuant to a private placement, which notes mature three years from the date of issuance and subject to an automatic earlier conversion pursuant to the Share Exchange Agreement whereby the notes will be converted into shares of common stock of the Company at a conversion price of $0.90 per share upon completion of the Share Exchange Agreement. IBASE relied on exemptions from registration under Regulation S promulgated under the Securities Act for the issuance as the securities were issued to the individual through an offshore transaction which was negotiated and consummated outside of the United States.

On September 11, 2017, IBASE issued $200,000.00 in convertible notes to one individual pursuant to a private placement, which notes mature three years from the date of issuance and subject to an automatic earlier conversion pursuant to the Share Exchange Agreement whereby the notes will be converted into shares of common stock of the Company at a conversion price of $0.90 per share upon completion of the Share Exchange Agreement. IBASE relied on exemptions from registration under Regulation S promulgated under the Securities Act for the issuance as the securities were issued to the individual through an offshore transaction which was negotiated and consummated outside of the United States.

On September 22, 2017, IBASE issued $20,000.00 in convertible notes to one individual pursuant to a private placement, which notes mature three years from the date of issuance and subject to an automatic earlier conversion pursuant to the Share Exchange Agreement whereby the notes will be converted into shares of common stock of the Company at a conversion price of $0.90 per share upon completion of the Share Exchange Agreement. IBASE relied on exemptions from registration under Regulation S promulgated under the Securities Act for the issuance as the securities were issued to the individual through an offshore transaction which was negotiated and consummated outside of the United States.

On October 10, 2017, IBASE issued $200,000.00 in convertible notes to one individual pursuant to a private placement, which notes mature three years from the date of issuance and subject to an automatic earlier conversion pursuant to the Share Exchange Agreement whereby the notes will be converted into shares of common stock of the Company at a conversion price of $0.90 per share upon completion of the Share Exchange Agreement. IBASE relied on exemptions from registration under Regulation S promulgated under the Securities Act for the issuance as the securities were issued to the individual through an offshore transaction which was negotiated and consummated outside of the United States.

On December 31, 2017, IBASE issued $20,000.00 in convertible notes to one individual pursuant to a private placement, which notes mature three years from the date of issuance and subject to an automatic earlier conversion pursuant to the Share Exchange Agreement whereby the notes will be converted into shares of common stock of the Company at a conversion price of $0.90 per share upon completion of the Share Exchange Agreement. IBASE relied on exemptions from registration under Regulation S promulgated under the Securities Act for the issuance as the securities were issued to the individual through an offshore transaction which was negotiated and consummated outside of the United States.

On May 5, 2018, IBASE issued $300,000.00 in convertible notes to one individual pursuant to a private placement, which notes mature three years from the date of issuance and subject to an automatic earlier conversion pursuant to the Share Exchange Agreement whereby the notes will be converted into shares of common stock of the Company at a conversion price of $0.90 per share upon completion of the Share Exchange Agreement. IBASE relied on exemptions from registration under Regulation S promulgated under the Securities Act for the issuance as the securities were issued to the individual through an offshore transaction which was negotiated and consummated outside of the United States.

On July 1, 2018, IBASE issued $74,074.00 in convertible notes to one individual pursuant to a private placement, which notes mature three years from the date of issuance and subject to an automatic earlier conversion pursuant to the Share Exchange Agreement whereby the notes will be converted into shares of common stock of the Company at a conversion price of $0.90 per share upon completion of the Share Exchange Agreement. IBASE relied on exemptions from registration under Regulation S promulgated under the Securities Act for the issuance as the securities were issued to the individual through an offshore transaction which was negotiated and consummated outside of the United States.

On October 1, 2018, IBASE issued $25,000.00 in convertible notes to one individual pursuant to a private placement, which notes mature three years from the date of issuance and subject to an automatic earlier conversion pursuant to the Share Exchange Agreement whereby the notes will be converted into shares of common stock of the Company at a conversion price of $0.90 per share upon completion of the Share Exchange Agreement. IBASE relied on exemptions from registration under Regulation S promulgated under the Securities Act for the issuance as the securities were issued to the individual through an offshore transaction which was negotiated and consummated outside of the United States.

On October 3, 2018, IBASE issued $50,000.00 in convertible notes to two individuals pursuant to a private placement, which notes mature three years from the date of issuance and subject to an automatic earlier conversion pursuant to the Share Exchange Agreement whereby the notes will be converted into shares of common stock of the Company at a conversion price of $0.90 per share upon completion of the Share Exchange Agreement. IBASE relied on exemptions from registration under Regulation S promulgated under the Securities Act for the issuance as the securities were issued to the individuals through offshore transactions which were negotiated and consummated outside of the United States.

On October 4, 2018, IBASE issued $30,000.00 in convertible notes to one individual pursuant to a private placement, which notes mature three years from the date of issuance and subject to an automatic earlier conversion pursuant to the Share Exchange Agreement whereby the notes will be converted into shares of common stock of the Company at a conversion price of $0.90 per share upon completion of the Share Exchange Agreement. IBASE relied on exemptions from registration under Regulation S promulgated under the Securities Act for the issuance as the securities were issued to the individual through an offshore transaction which was negotiated and consummated outside of the United States.

On October 31, 2018, IBASE issued $75,000.00 in convertible notes to two individuals pursuant to a private placement, which notes mature three years from the date of issuance and subject to an automatic earlier conversion pursuant to the Share Exchange Agreement whereby the notes will be converted into shares of common stock of the Company at a conversion price of $0.90 per share upon completion of the Share Exchange Agreement. IBASE relied on exemptions from registration under Regulation S promulgated under the Securities Act for the issuance as the securities were issued to the individuals through offshore transactions which were negotiated and consummated outside of the United States.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 220,000,000 shares of common stock with a par value of $0.001 per share.

As at October 31, 2018, we had 9,670,474 shares of common stock issued and outstanding.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of Directors can elect all of the Directors. Holders of our common stock representing ten percent (10%) of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.

Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights, and there are no redemption provisions applicable to our common stock.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Law

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138, or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751(1) of the Nevada Revised Statutes provides that any indemnification under Section 78.7502, unless ordered by a court or advanced pursuant to Section 78.751(2), must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	By the stockholders;
(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;
(c)	If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel, in a written opinion; or
(d)	If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 78.7502(2) of the Nevada Revised Statutes provides that the certificate of articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this section do not affect any rights to advancement of expenses to which corporate personnel other than director or officers may be entitled under any contract or otherwise by law.

Section 78.751(3) provides that the indemnification pursuant to Section 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)

Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses made pursuant to Section 78.751(2), may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omission involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:

(a)	the creation of a trust fund;

(b)	the establishment of a program of self-insurance;

(c)	the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation; and

(d)	the establishment of a letter of credit, guaranty or surety

No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	by the stockholders;

(b)	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

(d)	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Charter Provisions and Other Arrangement of the Registrant

Pursuant to the provisions of the Nevada Revised Statutes, we have adopted the following indemnification provisions in Article VII of our Bylaws for our directors and officers:

“Section 1 – Indemnification of Officers and Directors, Employees and Other Persons. Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is a legal representative is or was a Director or Officer of the Corporation or is or was serving at the request of the Corporation or for its benefit as a Director or Officer of another Corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the general Corporation law of the State of Nevada from time to time against all expenses, liability and loss (including attorney’s fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of Officers and Directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the Director or Officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such Directors, Officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of Stockholders, provision of law or otherwise, as well as their rights under this Article.

Section 2 – Insurance. The Board of Directors may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a Director of Officer of the Corporation, or is or was serving at the request of the Corporation as a Director or Officer of another Corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

Section 3 – Further Bylaws. The Board of Directors may from time to time adopt further Bylaws with respect to indemnification and may amend these and such Bylaws to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Nevada.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Please see Item 15 for information on financial statements filed with this registration statement.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

For the fiscal years ended July 31, 2018 and 2017, we did not have any disagreement with our independent registered public accountants on any matter of accounting principles, practices or financial statement disclosure.

ITEM 15. FINANCIAL STATEMENTS SCHEDULES AND EXHIBITS

Financial Statements

The following Financial Statements are filed as part of this report.

Description
Financial Statements of TechMedia Advertising, Inc. for the year ended July 31, 2018
Report of Independent Registered Public Accounting Firm
Balance Sheets as at July 31, 2018 and July 31, 2017
Statement of Operations for the years ended July 31, 2018 and July 31, 2017
Statements of Stockholders’ Deficit for the years ended July 31, 2018 and July 31, 2017
Statement of Cash Flows for the years ended July 31, 2018 and July 31, 2017
Notes to the Financial Statements

Annual Consolidated Financial Statements of IBASE for the year ended June 30, 2018
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets as at June 30, 2018 and 2017
Consolidated Statement of Operations and Comprehensive Income for the years ended June 30, 2018 and 2017
Consolidated Statements of Stockholders’ Equity (Deficit) for the years ended June 30, 2018 and 2017
Consolidated Statements of Cash Flows for the years ended June 30, 2018 and 2017
Notes to the Consolidated Financial Statements

TECHMEDIA ADVERTISING, INC.
Financial Statements
July 31, 2018
(Expressed in U.S. dollars)

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Techmedia Advertising, Inc.

Opinion on the Financial Statements
We have audited the accompanying balance sheets of Techmedia Advertising, Inc. (the "Company") as of July 31, 2018 and 2017, the related statements of operations, stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a working capital deficiency and has incurred losses in developing its business, and further losses are anticipated. The Company requires additional funds to meet its obligations and the costs of its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion in accordance with the standards of the PCAOB.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DMCL

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED PROFESSIONAL ACCOUNTANTS

We have served as the Company’s auditor since 2017
Vancouver, Canada
November 9, 2018

TECHMEDIA ADVERTISING, INC.
Balance Sheets
(Expressed in U.S. dollars)

	July 31,	July 31,
	2018	2017
	$	$
ASSETS
Current assets
Cash	–	389
Total assets	–	389
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	71,265	78,883
Due to related parties	191,605	177,953
Total liabilities	262,870	256,836

Stockholders’ deficit
Common stock, 220,000,000 shares authorized, $0.001 par value, 9,670,474 shares issued and outstanding (2017: 9,665,474)	9,670	9,665
Additional paid-in capital	5,591,546	5,566,551
Share subscriptions received	–	25,000
Deficit	(5,864,086)	(5,857,663)
Total stockholders’ deficit	(262,870)	(256,447)
Total liabilities and stockholders’ deficit	–	389

TECHMEDIA ADVERTISING, INC.
Statements of Operations
(Expressed in U.S. dollars)

	Year ended	Year ended
	July 31,	July 31,
	2018	2017
	$	$
Expenses
Foreign exchange loss (gain)	(2,935)	751
Professional fees	31,791	13,811
Transfer agent and filing fees	2,567	1,490
Total expenses	31,423	16,052
Other Item
Gain on write-off of accounts payable	(25,000)	-

Net loss for the year	(6,423)	(16,052)
Net loss per share, basic and diluted	–	–
Weighted average number of shares outstanding	9,668,597	9,665,474

(The accompanying notes are an integral part of these financial statements)

TECHMEDIA ADVERTISING, INC.
Statements of Stockholders’ Deficit
(Expressed in U.S. dollars)

			Additional	Share
	Common stock		paid-in	subscriptions
		Amount	capital	received	Deficit	Total
	Number	$	$	$	$	$
Balance, July 31, 2016	9,665,474	9,665	5,566,551	25,000	(5,841,611)	(240,395)
Net loss for the year	–	–	–	–	(16,052)	(16,052)
Balance, July 31, 2017	9,665,474	9,665	5,566,551	25,000	(5,857,663)	(256,447)
Shares issued	5,000	5	24,995	(25,000)	–	–
Net loss for the year	–	–	–	–	(6,423)	(6,423)
Balance, July 31, 2018	9,670,474	9,670	5,591,546	–	(5,864,086)	(262,870)

(The accompanying notes are an integral part of these financial statements)

TECHMEDIA ADVERTISING, INC.
Statements of Cash Flows
(Expressed in U.S. dollars)

	Year ended	Year ended
	July 31,	July 31,
	2018	2017
	$	$
Operating activities:
Net loss for the year	(6,423)	(16,052)
Gain on write-off of accounts payable	(25,000)	–
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	17,382	15,068
Due to related parties	13,652	1,000
Net cash provided by (used in) operating activities	(389)	16
Increase (decrease) in cash	(389)	16
Cash, beginning of year	389	373
Cash, end of year	–	389
Supplemental Cash flow information:
Cash paid for interest	–	–
Cash paid for taxes	–	–

(The accompanying notes are an integral part of these financial statements)

TECHMEDIA ADVERTISING, INC.
Notes to the Financial Statements
Years Ended July 31, 2018 and 2017
(Expressed in U.S. dollars)

1.	Nature of Operations and Continuance of Business

TechMedia Advertising, Inc. (the "Company") was incorporated in the State of Nevada on January 30, 2007 under the name Ultra Care, Inc. On February 17, 2009, the Company merged with its wholly owned subsidiary, TechMedia Advertising, Inc., in order to effect a name change from Ultra Care, Inc. to TechMedia Advertising, Inc. The Company is currently exploring potential business opportunities in different markets.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue to develop its business and ultimately on the attainment of profitable operations. The Company is in the process of arranging additional capital financing that may assist in addressing these issues; however, these factors continue to raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	Significant Accounting Policies

(a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), and are expressed in U.S. dollars.

(b)	Use of Estimates

The preparation of these financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company regularly evaluates estimates and assumptions related to deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

(c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

TECHMEDIA ADVERTISING, INC.
Notes to the Financial Statements
Years Ended July 31, 2018 and 2017
(Expressed in U.S. dollars)

2.	Significant Accounting Policies (continued)

(d)	Financial Instruments and Fair Value Measures

ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are no observable inputs to the valuation methodology that are relevant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist of cash, accounts payable and accrued liabilities, and amounts due to related parties. The recorded values of all financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

(e)	Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Income Taxes”. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. As of July 31, 2018 and 2017, the Company did not have any amounts recorded pertaining to uncertain tax positions.

(f)	Foreign Currency Translation

The Company’s functional currency is U.S. dollars. Transactions in foreign currencies are translated into the currency of measurement at the exchange rates in effect on the transaction date. Monetary balance sheet items expressed in foreign currencies are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. The resulting exchange gains and losses are recognized in income.

TECHMEDIA ADVERTISING, INC.
Notes to the Financial Statements
Years Ended July 31, 2018 and 2017
(Expressed in U.S. dollars)

2.	Significant Accounting Policies (continued)

(g)	Loss Per Share

The Company computes net income (loss) per share in accordance with ASC 260, "Earnings per Share", which requires presentation of both basic and diluted loss per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common stock outstanding during the period using the treasury stock method and convertible preferred stock using the if- converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. As at July 31, 2018 and 2017, there were no dilutive financial instruments issued or outstanding.

(h)	Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard requires lessees to recognize most leases on their balance sheets as lease liabilities with corresponding right-of-use assets and eliminates certain real estate-specific provisions. ASU 2016-02 will be effective for the Company in the first quarter of the fiscal year commencing August 1, 2018. The Company does not expect the adoption of ASU 2016-02 to have an impact on its financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The new standard is based on the principle that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Since its initial release, the FASB has issued several amendments to the standard, which include clarification of accounting guidance related to identification of performance obligations and principal versus agent considerations. Topic 606 became effective for the Company in the first quarter of the 2018 fiscal year. The adoption of this guidance had no impact on the Company’s financial statements.

3.	Related Party Transactions

(a)	As at July 31, 2018, a total of $191,605 (2017 - $177,953) is owed to directors of the Company, which is non-interest bearing, unsecured, and due on demand.

4.	Common Stock

Effective September 22, 2017, the Company completed a reverse stock-split on a 5 old for 1 new basis of its authorized, issued, and outstanding common stock. The accompanying financial statements and related notes thereto have been retroactively restated to reflect the reverse stock-split.

Share subscriptions

During the year ended July 31, 2011, the Company received $25,000 in subscription proceeds for issuance of its common stock at $5 per share. On November 30, 2017, the Company issued 5,000 shares of its common stock for the proceeds received.

TECHMEDIA ADVERTISING, INC.
Notes to the Financial Statements
Years Ended July 31, 2018 and 2017
(Expressed in U.S. dollars)

5.	Income Taxes

The Company did not record a provision for income taxes for the years ended July 31, 2018 and 2017 due to a valuation allowance recorded against the deferred tax assets.

The Company is subject to U.S. federal and state income taxes at a rate of 26.83% (2017 – 35%). The reconciliation of the provision for income taxes at the corporate tax rate compared to the Company’s income tax expense as reported is as follows:

	2018	2017
	$	$
Income tax expense (recovery) at statutory rate	(1,723)	5,618
Change in enacted tax rates	287,399	–
Valuation allowance change	(285,676)	(5,618)
Provision for income taxes	–	–

The significant components of deferred income tax assets and liabilities as at July 31, 2018 and 2017 are as follows:

	2018	2017
	$	$
Net operating losses carried forward	431,886	717,562
Total deferred income tax assets	431,866	717,562
Valuation allowance	(431,886)	(717,562)
Net deferred income tax asset	–	–

On December 22, 2017, the Tax Cuts and Jobs Act (2017 Tax Act) was enacted. The 2017 Tax Act includes a number of changes to existing U.S. tax laws that impact the Company, most notably a reduction of the U.S. corporate tax rate from 34% to 21%, for tax years beginning after December 31, 2017. The 2017 Tax Act also provides for the implementation of a territorial tax system, a onetime transition tax on certain foreign earnings, the acceleration of depreciation for certain assets placed into service after September 27, 2017 and other prospective changes beginning in 2018, including repeal of the domestic manufacturing deduction, acceleration of tax revenue recognition, capitalization of research and development expenditures, additional limitations on executive compensation and limitations on the deductibility of interest. As a result of the change in enacted statutory tax rate effective January 1, 2018, the Company has calculated its blended corporate tax rate for the year ended July 31, 2018 as being 26.83% .

In conjunction with the Tax Act, the SEC staff issued Staff Accounting Bulletin No. 118 to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. The Company has recognized the provisional tax impacts related to the revaluation of deferred tax assets and liabilities at July 31, 2018. There was no net impact on the Company's financial statements for the year ended July 31, 2018 as the corresponding adjustment was made to the valuation allowance.

The Company is in arrears on filing its statutory corporate income tax returns and the amounts presented above are based on estimates. The actual losses available could differ from these estimates.

IBASE Technology Private Limited

Consolidated Financial Statements

For the Years Ended June 30, 2018 and 2017

(Expressed in US Dollars)

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of IBase Technology Private Ltd.

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of IBase Technology Private Ltd (the "Company") as of June 30, 2018 and 2017, the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a working capital deficiency and has incurred losses in developing its business, and further losses are anticipated. The Company requires additional funds to meet its obligations and the costs of its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion in accordance with the standards of the PCAOB.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DMCL LLP

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED PROFESSIONAL ACCOUNTANTS

We have served as the Company’s auditor since 2017
Vancouver, Canada
November 9, 2018

IBASE Technology Private Limited
Consolidated Balance Sheets
As at June 30, 2018 and 2017
(Expressed in US Dollars)

	2018	2017
	$	$

ASSETS
Current Assets
Cash	128,868	585,840
Accounts receivable	121,742	154,948
Deferred contract costs	188,322	71,049
Prepaid expenses and deposits	91,744	62,756
Total Current Assets	530,676	874,593
Investment	–	7,342
Property and equipment	15,028	20,070
Total Assets	545,704	902,005
LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	108,726	52,411
Deferred revenue	421,178	289,199
Due to related parties	235,678	–
Total Current Liabilities	765,582	341,610
Notes payable	1,406,522	480,818
Total Liabilities	2,172,104	822,428
STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, 1,000,000 shares authorized, S$1.00 par value 325,000 shares issued and outstanding	189,692	189,692
Accumulated other comprehensive income	39,810	14,117
Deficit	(1,855,902)	(124,232)
Total Stockholders’ Equity (Deficit)	(1,626,400)	79,577
Total Liabilities and Stockholders’ Equity (Deficit)	545,704	902,005

(The accompanying notes are an integral part of these consolidated financial statements)

2

IBASE Technology Private Limited
Consolidated Statements of Operations and Comprehensive Loss
For the Years Ended June 30, 2018 and 2017
(Expressed in US Dollars)

	2018	2017
	$	$
Revenue	767,196	978,015
Cost of sales	152,624	100,106
Gross Profit	614,572	877,909
Expenses
Consulting fees	775,733	-
Depreciation	13,117	14,291
Directors' fees	269,205	194,334
General and administrative	71,922	90,165
Professional fees	63,847	23,378
Research and development	130,788	-
Rent	63,160	63,858
Salaries and benefits	971,623	689,991
Total Expenses	2,359,395	1,076,017
Loss from Operations	(1,744,823)	(198,108)
Other Income (Expense)
Foreign Exchange	15,072	-
Share of loss of equity investment	–	(860)
Total Other Income (Loss)	15,072	(860)
Net Loss before Income Taxes	(1,729,751)	(198,968)
Income tax expense	(1,919)	(764)
Net Loss for the Year	(1,731,670)	(199,732)
Comprehensive Loss
Foreign currency translation gain (loss)	25,693	(7,029)
Comprehensive Loss for the Year	(1,705,977)	(206,761)
Loss Per Share, Basic and Diluted	(5.33)	(0.61)
Weighted Average Number of Shares Outstanding	325,000	325,000

(The accompanying notes are an integral part of these consolidated financial statements)

3

IBASE Technology Private Limited
Consolidated Statements of Stockholders’ Equity (Deficit)
For the Years Ended June 30, 2018 and 2017
(Expressed in US Dollars)

			Accumulated		Total
			Other	Retained	Stockholders’
	Common Stock		Comprehensive	Earnings	Equity
	Shares	Amount	Income	(Deficit)	(Deficit)
	#	$	$	$	$
Balance, June 30, 2016	325,000	189,692	21,146	75,500	286,338
Foreign currency translation loss	–	–	(7,029)	–	(7,029)
Net loss for the year	–	–	–	(199,732)	(199,732)
Balance, June 30, 2017	325,000	189,692	14,117	(124,232)	79,577
Foreign currency translation gain	–	–	25,693	–	25,693
Net loss for the year	–	–	–	(1,731,670)	(1,731,670)
Balance, June 30, 2018	325,000	189,692	39,810	(1,855,902)	(1,626,400)

(The accompanying notes are an integral part of these consolidated financial statements)

4

IBASE Technology Private Limited
Consolidated Statements of Cash Flows
For the Years Ended June 30, 2018 and 2017
(Expressed in US Dollars)

	2018	2017
	$	$
Operating Activities
Net loss for the year	(1,731,670)	(199,732)
Adjustments to reconcile net loss to net cash used in operating activities:
Unrealized foreign exchange	25,161	706
Depreciation	13,117	14,291
Share of loss of associate	–	860
Changes in operating assets and liabilities:
Accounts receivable	35,427	(30,070)
Deferred contract costs	(118,438)	(71,049)
Prepaid expenses and deposits	(24,197)	4,419
Accounts payable and accrued liabilities	54,380	(14,415)
Deferred revenue	135,579	62,510
Net Cash Used In Operating Activities	(1,610,641)	(232,480)
Investing Activities
Acquisition of subsidiary, net of cash acquired	10,179	–
Purchase of property and equipment	(8,075)	(21,693)
Net Cash Provided by (Used In) Investing Activities	2,104	(21,693)
Financing Activities
Proceeds from issuance of notes payable	925,704	480,818
Proceeds from related parties	235,678	–
Net Cash Provided By Financing Activities	1,161,382	480,818
Effects of Foreign Exchange Rate Changes on Cash	(9,817)	(10,656)
Increase (Decrease) in Cash	(456,972)	215,989
Cash, Beginning of Year	585,840	369,851
Cash, End of Year	128,868	585,840
Supplemental Disclosures:
Interest paid	–	–
Income taxes paid	1,919	764

(The accompanying notes are an integral part of these consolidated financial statements)

5

IBASE Technology Private Limited
Notes to the Consolidated Financial Statements
For the Years Ended June 30, 2018 and 2017
(Expressed in US Dollars)

1.	Nature of Operations and Going Concern

IBASE Technology Private Limited (the “Company”) is a private company limited by shares, incorporated and domiciled in the Republic of Singapore. The registered office of the Company is at 6 Shenton Way, #21- 08 OUE Downtown Singapore 068809. The Company's principal place of business is at 19 Kallang Avenue #04-151, Singapore 339410.

The principal activities of the Company are those of traders of computer hardware, software and networking, information technology consultants, internet and e-commerce service/solution providers.

These consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will continue to realize its assets and discharge its obligations and commitments in the normal course of operations. Realization values may be substantially different from carrying values as shown and these consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. As of June 30, 2018 the Company had not yet achieved profitable operations, has incurred cumulative losses of $1,855,902 and expects to incur further losses in the development of its business, which casts substantial doubt about the Company’s ability to continue as a going concern. To remain a going concern, the Company will be required to obtain the necessary financing to pursue its plan of operation. Management plans to obtain the necessary financing through the issuance of equity and/or advances from related parties. Should the Company not be able to obtain this financing, it may need to substantially scale back operations or cease business. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	Significant Accounting Policies

(a)	Principles of Consolidation and Basis of Presentation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, IBASE Technology International Pte. Ltd. (“IBASE International”), which was acquired on July 1, 2017.

These consolidated financial statements of the Company have been prepared in accordance with US generally accepted accounting principles.

These consolidated financial statements are presented in US dollars and have been prepared under the historical cost convention, except as disclosed in the accounting policies below.

(b)	Use of Estimates

The preparation of these financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the progress toward the completion of fixed price software development contracts, allowance for doubtful accounts, the estimated useful lives and recoverability of property and equipment, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

6

IBASE Technology Private Limited
Notes to the Consolidated Financial Statements
For the Years Ended June 30, 2018 and 2017
(Expressed in US Dollars)

2.	Significant Accounting Policies (continued)

	(c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of acquisition to be cash equivalents. As at June 30, 2018 and 2017, the Company had no cash equivalents.

	(d)	Accounts Receivable

The Company recognizes allowances for doubtful accounts to ensure accounts receivable are not overstated due to the inability or unwillingness of its customers to make required payments. The allowance is based on the business environment, historical bad debt expense, the age of receivables, and the specific identification of receivables the Company considers at risk. The Company reviews the adequacy of its allowance for doubtful accounts on a regular basis.

	(e)	Investment

Prior to obtaining a 100% interest, the Company’s investment in the shares of a private company were accounted for using the equity method as the Company had determined that it has significant influence over this investment. Under the equity method, the carrying value of the investment is adjusted to recognize the Company’s share of the net income or loss and other comprehensive income of the investee. The Company regularly reviews its investment for indicators of impairment. If the investment's fair value is determined to be less than its net carrying value and the decline is determined to be other-than-temporary, the investment is written down to its fair value. Such an evaluation is judgmental and dependent on specific facts and circumstances. Factors considered in determining whether an other-than-temporary decline in value has occurred include: market value or exit price of the investment based on financing by the investee; length of time that the market value was below its cost basis; financial condition and business prospects of the investee and the Company’s intent and ability to retain the investment for a sufficient period of time to allow for recovery in market value of the investment.

	(f)	Property and Equipment

Property and equipment consist of computer equipment, furniture and fixtures, leasehold improvements, and office equipment and are measured at cost less accumulated depreciation and impairment losses. Property and equipment are depreciated on a straight-line basis over their expected useful life as follows:

Computer equipment	3 years
Furniture and fixtures	5 years
Office equipment	5 years

(g)	Impairment of Long-lived Assets

In accordance with ASC 360, “Property, Plant, and Equipment”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

7

IBASE Technology Private Limited
Notes to the Consolidated Financial Statements
For the Years Ended June 30, 2018 and 2017
(Expressed in US Dollars)

2.	Significant Accounting Policies (continued)

	(h)	Government Grants

Grants from the government are recognized as a receivable at fair value when there is reasonable assurance that the grant will be received and the Company will comply with all the attached conditions.

Government grants relating to assets are deducted against the carrying amount of the assets.

	(i)	Leases

A lease that transfers substantially all of the benefits and risks of ownership is classified as a capital lease. At the inception of a capital lease, an asset and a payment obligation are recorded at an amount equal to the lesser of the present value of the minimum lease payments and the property’s fair market value. Assets classified as capital leases are amortized using the declining balance method, over their estimated useful lives. All other leases are accounted for as operating leases and rental payments are expensed as incurred.

	(j)	Financial Instruments and Fair Value Measures

ASC 820, “Fair Value Measurements and Disclosures” requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, accounts receivable, accounts payable and accrued liabilities, related party advances and notes payable. Pursuant to ASC 820, the fair values of cash are determined based on “Level 1” inputs. The recorded values of all other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations. The Company operates in Singapore and its cash is held in Singapore dollars, and there is no significant exposure to foreign currency fluctuations.

8

IBASE Technology Private Limited
Notes to the Consolidated Financial Statements
For the Years Ended June 30, 2018 and 2017
(Expressed in US Dollars)

2.	Significant Accounting Policies (continued)

	(k)	Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Income Taxes”. The asset and liability method provides that deferred income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred income tax assets to the amount that is believed more likely than not to be realized.

	(l)	Foreign Currency Translation

The Company’s functional currency is the Singapore dollar and its reporting currency is the US dollar. Management has adopted ASC 830, “Foreign Currency Matters”. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Average monthly rates are used to translate revenues and expenses. Gains and losses arising on translation of foreign currency denominated transactions or balances are included in the statement of operations.

The Company uses the current rate method to translate the financial statements to its reporting currency. Accordingly, assets and liabilities are translated into US dollars at the period end exchange rate while revenue and expenses are translated at the average exchange rates during the period. Related exchange gains and losses are included in a separate component of stockholders’ equity as accumulated other comprehensive income.

	(m)	Revenue Recognition

The Company derives revenue from the sale of software, product support and maintenance services, and other consulting services.

License, subscription and maintenance fees

Revenue for the one-time sales of licenses or subscriptions that are not required to be significantly modified or customized is recognized when: (1) there is a legally binding arrangement with the customer (2) delivery has occurred; (3) the sales price is fixed and free of contingencies or significant uncertainties and (4) collection is probable. Revenues that are not recognized at the time of the license sale are recognized when those conditions are subsequently met.

Software as a service fees

Revenues for arrangements that include the delivery of software along with unspecified software products in the future including unspecified platform transfer rights are accounted for as subscription fees whereby the revenue is recognized ratably over the term of the contract commencing with the date the service is made available to customers.

Multi-element arrangements

When an arrangement includes multiple elements, the fee is allocated to the various elements based on vendor specific objective evidence (“VSOE”) of fair value, regardless of any separate prices stated in the contract for each element. If VSOE does not exist for the allocation of revenue to the various elements of the arrangement, all revenue from the arrangement shall be deferred until the earlier of the point at which: (1) such sufficient VSOE does exist or (2) all elements have been delivered.

9

IBASE Technology Private Limited
Notes to the Consolidated Financial Statements
For the Years Ended June 30, 2018 and 2017
(Expressed in US Dollars)

2.	Significant Accounting Policies (continued)

	(m)	Revenue Recognition

Management assesses the business environment, customers’ financial condition, historical collection experience, accounts receivable aging, and customer disputes to determine whether collectability is reasonably assured. If collectability is not considered reasonably assured at the time of sale, the Company does not recognize revenue until collection occurs.

Revenues recognized in excess of billings are recorded as unbilled services. Billings in excess of revenues recognized are recorded as deferred revenues until revenue recognition criteria are met. Client prepayments (even if nonrefundable) are deferred and recognized over future periods as services are delivered or performed.

Costs incurred on contracts for which revenues have not been recognized are deferred and charged to expense in the same period the associated revenue is recognized.

	(n)	Employee Benefits

The Company make contributions to the Central Provident Fund Scheme in Singapore which is a defined contribution pension scheme. These contributions are recognized as compensation expense in the period in which the related service is performed.

Employee entitlements to annual leave are recognized as a liability when they accrue to employees. The estimated liability for leave is recognized for services rendered by employees up to the balance sheet date.

	(o)	Earnings Per Share

The Company computes earnings per share in accordance with ASC 260, “Earnings per Share”. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing earnings available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. As at June 30, 2018 and 2017, the Company had no potentially dilutive shares outstanding.

	(p)	Comprehensive Income

ASC 220, “Comprehensive Income” establishes standards for the reporting and display of comprehensive income and its components in the financial statements. For the years ended June 30, 2018, and 2017, the Company comprehensive income (loss) consists of foreign currency translation gains and losses.

10

IBASE Technology Private Limited
Notes to the Consolidated Financial Statements
For the Years Ended June 30, 2018 and 2017
(Expressed in US Dollars)

2.	Significant Accounting Policies (continued)

(q) Recent Accounting Pronouncements

In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which updated the guidance in ASC Topic 606, Revenue Recognition. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

To achieve that core principle, an entity should identify the contract(s) with a customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract and recognize revenue when (or as) the entity satisfies a performance obligation.

In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. The amendments in this update deferred the effective date for implementation of ASU 2014-09 by one year and is now effective for annual reporting periods beginning after December 15, 2017.

In April 2016, FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606):

Identifying Performance Obligations and Licensing, and in May 2016, ASU 2016-12, Revenues from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients both of which provide supplemental adoption guidance and clarification to ASU 2014-09. ASU 2016-10 and ASU 2016-12 must be adopted concurrently with the adoption of ASU 2014-09.

The Company intends to adopt the guidance of Topic 606 during the first quarter of the fiscal 2019 year-end which is July 1, 2018 utilizing the full retrospective method of transition. The Company is currently evaluating the impact of Topic 606 which may result in revenue recognized earlier than the current standard. However, this preliminary assessment is subject to change.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard requires lessees to recognize most leases on their balance sheets as lease liabilities with corresponding right- of-use assets and eliminates certain real estate-specific provisions. ASU 2016-02 will be effective for the Company in the first quarter of the fiscal year commencing August 1, 2018. While the Company is continuing to assess the potential impact of this ASU, it currently believes the most significant impact relates to its accounting for office space operating leases. The Company anticipates this ASU will have a material impact on its Consolidated Balance Sheets but will not have a material impact on its other Consolidated Financial Statements or footnotes.

3.	Acquisition of IBASE International

On July 1, 2017, the Company acquired the remaining 65% of IBASE International that it did not already own and IBASE International became a wholly-owned subsidiary. Pursuant to the purchase agreement, the Company paid $14,637 (S$20,000). To date, IBase International has not generated any revenue or undertaken any significant activity.

11

IBASE Technology Private Limited
Notes to the Consolidated Financial Statements
For the Years Ended June 30, 2018 and 2017
(Expressed in US Dollars)

3.	Acquisition of IBASE International (continued)

The relative fair values of the assets acquired and liabilities assumed from IBASE International are as follows:

$
Cash	24,816
Accounts payable and accrued liabilities	(2,297)
22,519
Fair value of net assets acquired – 65%	14,637
Consideration:
Cash	14,637

4.	Property and Equipment

			Net Book	Net Book
			Value	Value
		Accumulated	June 30,	June 30,
	Cost	Depreciation	2018	2017
	$	$	$	$
Computer equipment	227,454	214,022	13,432	17,433
Furniture and fixtures	25,119	24,039	1,080	1,740
Office equipment	30,856	30,340	516	897

	283,429	268,401	15,028	20,070

5.	Notes Payable

During the year ended June 30, 2018, the Company received an aggregate of $925,704 (2017 - $480,818) pursuant to the issuance of convertible notes for an aggregate of $1,406,522. These notes automatically convert into shares of Techmedia Advertising, Inc. (“Techmedia”) at a price of $0.90 per share upon the closing of a share exchange agreement between the Company and Techmedia. These notes are non- interest bearing and mature three years from the date of their respective date of advance unless automatically converted sooner. (Note 8)

6.	Related Party Transactions

	(a)	As at June 30, 2018, the Company owed a total of $235,678 (S$321,000) (2017 - $nil) to directors of the Company. These amounts are unsecured, non-interest bearing, and due on demand.

	(b)	During the year ended June 30, 2018, the Company incurred directors' fees of $269,205 (2017 - $194,334) to directors of the Company.

12

IBASE Technology Private Limited
Notes to the Consolidated Financial Statements
For the Years Ended June 30, 2018 and 2017
(Expressed in US Dollars)

7.	Income Taxes

The Company is subject to Singapore income taxes at a statutory rate of 17%. The reconciliation of the provision for income taxes at the corporate tax rate compared to the Company’s income tax expense as reported is as follows:

	2018	2017
	$	$
Net loss for the year before provision for tax	(1,729,751)	(198,108)

Expected recovery at the statutory rate	(294,000)	(34,000)
Adjustment to prior year provision	2,000	1,000
Change in valuation allowance	294,000	34,000
Income tax expense	2,000	1,000

The significant components of the Company’s deferred tax assets that have not been included on the consolidated statement of financial position are as follows:

	2018	2017
	$	$
Operating losses	328,000	34,000
Valuation allowance	(328,000)	(34,000)
Net deferred tax assets	-	-

Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. In evaluating the Company’s ability to recover deferred tax assets, management considers all available positive and negative evidence including past operating results, the existence of cumulative losses and the forecast of future taxable income. In determining future taxable income, the Company utilizes assumptions including the amount of pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates used to manage the underlying businesses.

Uncertain Tax Positions

The Company records liabilities related to uncertain tax positions in accordance with the guidance that clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements by prescribing a minimum recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. At June 30, 2018 and 2017, the Company does not have an accrual relating to uncertain tax positions. It is not anticipated that unrecognized tax benefits would significantly increase or decrease within 12 months of the reporting date.

8.	Subsequent Event

Subsequent to June 30, 2018, the Company received an aggregate of $180,000 pursuant to the issuance of convertible notes. These notes automatically convert into shares of Techmedia Advertising, Inc. (“Techmedia”) at a price of $0.90 per share upon the closing of a share exchange agreement between the Company and Techmedia. These notes are non-interest bearing and mature three years from the date of their respective date of advance unless automatically converted sooner.

13

Exhibits
The following exhibits are filed as part of this Registration Statement.

3.1	Articles of Incorporation, as amended (1)
3.2	Bylaws, as amended (1)
3.3	Articles of Merger filed with the Secretary of State of Nevada on January 28, 2009, and which was effective February 17, 2009 (2)
3.4	Certificate of Change filed with the Secretary of State of Nevada on January 28, 2009, and which was effective on February 17, 2009 (2)
3.5	Certificate of Change filed with the Secretary of State of Nevada on September 22, 2017, and which was effective on September 22, 2017 (3)
10.1	Share Exchange Agreement among TechMedia Advertising, Inc., IBASE Technology Private Limited and all the shareholders of IBASE Technology Private Limited, dated December 16, 2016 (3)
10.2	Share Exchange Extension Agreement among TechMedia Advertising, Inc., IBASE Technology Private Limited and all the shareholders of IBASE Technology Private Limited, dated March 31, 2017 (3)
10.3	Amended Share Exchange Agreement among TechMedia Advertising, Inc., IBASE Technology Private Limited and all the shareholders of IBASE Technology Private Limited, dated March 31, 2018 (3)
10.4	Memorandum of Understanding between IBASE and the Association of Small Medium Enterprise of Singapore, dated June 1, 2016 (3)
10.5	Application Services Collaboration Agreement for Property e-Portal Solutions between IBASE and Knight Frank Property Asset Management Pte Ltd., dated December 28, 2016 (3)

Notes:

(1)	Previously filed on Form SB-2 with the SEC via EDGAR on November 11, 2007, and incorporated herein by reference.
(2)	Previously filed on Form 8-K with the SEC via EDGAR on February 20, 2009, and incorporated herein by reference.
(3)	Previously filed on Form 10 with the SEC via EDGAR on September 11, 2018, and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 9, 2018

TECHMEDIA ADVERTISING, INC.

By: /s/ William Goh
William Goh
President, CEO, CFO and Director